EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JARDEN CORPORATION

JCS/THG, LLC

THE HOLMES GROUP, INC.

BERKSHIRE INVESTORS LLC

BERKSHIRE FUND IV, LIMITED PARTNERSHIP

BERKSHIRE FUND V, LIMITED PARTNERSHIP

JORDAN A. KAHN

THE JORDAN A. KAHN FAMILY LIMITED PARTNERSHIP

the additional shareholders of the Holmes Group, Inc.
that may become party hereto pursuant to the terms hereof

and

BERKSHIRE PARTNERS LLC, as Shareholders' Representative

Dated as of June 28, 2005

i

v

TABLE OF SCHEDULES

Schedule	Description
Schedule 1.01(a)	Letters of Credit
Schedule 1.01(b)	Certain Closing Insurance
Schedule 1.01(c)	Miscellaneous Tax
Schedule 1.01(d)	Working Capital Target
Schedule 3.01	Organization of the Company
Schedule 3.02	Capitalization
Schedule 3.03	Company Subsidiaries and JV Entities
Schedule 3.05	Financial Statements
Schedule 3.07	Absence of Undisclosed Liabilities
Schedule 3.08(a)	Compliance with Law
Schedule 3.08(b)	Compliance with Law
Schedule 3.09(a)	No Conflicts
Schedule 3.09(b)	Change of Control
Schedule 3.10(a)	Contracts
Schedule 3.10(b)	Contracts
Schedule 3.11(a)	Litigation; Disputes
Schedule 3.11(b)	Litigation; Disputes
Schedule 3.12	Taxes
Schedule 3.13	Absence of Certain Changes or Events
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Intellectual Property
Schedule 3.16	Title to and Condition of Properties; Liens
Schedule 3.17	Real Property
Schedule 3.18	Inventories
Schedule 3.19	Related Parties
Schedule 3.20	Environmental Matters
Schedule 3.21	Labor Matters
Schedule 3.22	Officers and Employees
Schedule 3.23	Brokers
Schedule 3.24	Banking Relationships
Schedule 3.26	Customer and Suppliers
Schedule 3.27(a)	Product Liability
Schedule 3.27(b)	Products
Schedule 3.28	Insurance
Schedule 3.31	Customs
Schedule 4.03	No Conflicts
Schedule 4.05	Purchaser Reports
Schedule 5.01	Interim Operations of the Company
Schedule 5.04(i)	Closing Estoppels
Schedule 5.04(ii)	Closing Consents
Schedule 5.14	Lien Waivers
Schedule10.03(ix)	Additional Indemnification Matters
Schedule10.03(x)	Severance Liability

TABLE OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Accredited Investor Questionnaire
Exhibit B	Form of Option Holder Agreement
Exhibit C	Form of Joinder Signature Page
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Transmittal Letter
Exhibit F	Executed Voting Agreements
Exhibit G	Certificate of Formation and Operating Agreement of Merger Sub
Exhibit H-1	Form of Opinion of Counsel to the Company and the Kahn Holders
Exhibit H-2	Form of Opinion of Counsel to the Berkshire Holders and the Shareholders' Representative
Exhibit I	Form of Opinion of Purchaser Counsel
Exhibit J	Form of Consulting Agreement
Exhibit K	Form of Restrictive Covenant Agreements
Exhibit L	Form of Termination Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2005 (this "Agreement"), by and among Jarden Corporation, a Delaware corporation ("Purchaser"); JCS/THG, LLC, a Delaware limited liability company and a wholly owned subsidiary of Purchaser ("Merger Sub"); The Holmes Group, Inc., a Massachusetts Corporation (the "Company"); Berkshire Investors LLC, a Massachusetts limited liability company ("Berkshire LLC"); Berkshire Fund IV, Limited Partnership, a Massachusetts limited partnership ("Berkshire IV"); Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership ("Berkshire V", and together with Berkshire LLC, Berkshire IV, the "Berkshire Holders"); Jordan A. Kahn ("Kahn"); The Jordan A. Kahn Family Limited Partnership, a Delaware Limited Partnership (the "Kahn FLP", and together with Kahn, the "Kahn Holders"; the Kahn Holders and the Berkshire Holders are collectively referred to herein as the "Principal Shareholders"); the other AI Shareholders that deliver a Joinder Signature Page to the Company pursuant to the terms hereof; and Berkshire Partners LLC, a Massachusetts limited liability company, as the Shareholders' Representative.

RECITALS

WHEREAS, the Boards of Directors of the Company and Merger Sub, each have determined that it is advisable and in the best interests of their respective shareholders for the Company to merge with and into Merger Sub with the result that Merger Sub shall be the surviving entity and shall become a wholly owned subsidiary of Purchaser (the "Merger"), upon the terms and conditions set forth herein and in accordance with the provisions of the MBCA and the DLLCA;

WHEREAS, for Federal income tax purposes the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, it is agreed as follows:

ARTICLE I
DEFINITIONS

1.01    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

"Accredited Investor Questionnaire" shall mean the form of questionnaire attached hereto as Exhibit A.

"Acquisition Proposal" shall have the meaning set forth in Section 5.07.

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms and phrases "controlled" and "controlling" have meanings correlative thereto.

"Agent" shall mean General Electric Capital Corporation, acting in its capacity as Collateral and Administrative Agent for the Lenders under the First Lien Credit Documents.

"Aggregate Option Consideration Amount" shall have the meaning as set forth in Section 2.06.

"Aggregate Option Reserve Amount" shall mean the sum of the following amounts for all Eligible Options: (x) the number of shares of Company Common Stock issuable upon full exercise of each Eligible Option multiplied by (y) an amount equal to (i) the Merger Consideration Price Per Share less (ii) the exercise price of such Eligible Option.

"Aggregate Stock Consideration Value" shall mean the Stock Consideration Per Share Value multiplied by the aggregate number of shares of Purchaser Common Stock issued as Stock Consideration.

"AI Cash Consideration Price Per Share" shall mean (i) (x) the Cash Consideration less (y) the Cash Consideration payable pursuant to Section 2.05(a)(i) and less (z) the Aggregate Option Reserve Amount, divided by (ii) the number of shares of Company Common Stock determined mutually by the Company and Purchaser to be held by the AI Shareholders.

"AI Shareholder" shall mean a holder of Company Common Stock that meets all of the following criteria: (i) is determined to be an "accredited investor" under Regulation D promulgated under the Securities Act (as reasonably determined by Purchaser using an Accredited Investor Questionnaire completed by such holder of Company Common Stock and such other reasonable methods), (ii) irrevocably elects to receive Stock Consideration subject to the terms and conditions of the Transmittal Letter, and (iii) completes, executes and delivers to the Company (a) the Transmittal Letter (and the applicable exhibits thereto), (b) a signature page to the Registration Rights Agreement, (c) unless a Principal Shareholder, a Joinder Signature Page, and (d) a signature page to the Seller Contribution and Indemnity Agreement.

"AI Stock Consideration Per Share" shall mean a number of shares of Purchaser Common Stock equal to (i) the Stock Consideration, divided by (ii) the number of shares of Company Common Stock determined mutually by the Company and Purchaser to be held by the AI Shareholders.

"Antitrust Law" shall mean the HSR Act, and each other comparable United States or foreign antitrust or competition Law that is applicable to Purchaser, any Subsidiary of the Purchaser, the Principal Shareholders, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

"Articles of Merger" shall have the meaning set forth in Section 2.02.

"Balance Sheet" shall mean the audited balance sheet of the Company included in the Financial Statements as of December 31, 2004, and delivered in the Company Disclosure Schedule.

"Balance Sheet Date" shall mean December 31, 2004.

"Benefit Plans" shall have the meaning set forth in Section 3.14(a).

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

"Capital Lease" shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

"Cash Balance Plan" shall mean The Holmes Group Retirement Benefit Accumulation Plan adopted by the Company.

"Cash Consideration" shall mean $420,000,000.00 as increased by the Cash Consideration Increase Amount and decreased by the Cash Consideration Decrease Amount.

"Cash Consideration Decrease Amount" shall mean an amount equal to the sum of the following:

(i)	the Net Indebtedness;

(ii)	an amount equal to the Working Capital Target less the Working Capital amount set forth on the Estimated WC/NI Statement (but only if the Working Capital is less than the Working Capital Target);

(iii)	the Expenses; and

(iv)	the Estimated Seller HIA Tax Payment.

"Cash Consideration Increase Amount" shall mean an amount equal to the sum of: (i) the Working Capital amount set forth on the Estimated WC/ NI Statement less the Working Capital Target (but only if the Working Capital is more than the Working Capital Target) and (ii) the 2005 Tax Adjustment Amount.

"CERCLA" shall have the meaning set forth in Section 3.20(e).

"Certificate of Merger" shall have the meaning set forth in Section 2.02.

"Change of Control Agreements" shall mean the Contracts designated as such on Schedule 3.09(b) to the Company Disclosure Schedule and any other similar Contracts entered into by the Company or a Company Subsidiary prior to Closing requiring, or triggering a potential, payment to be made as a result of the consummation of any of the transactions contemplated by this Agreement or the Merger.

"Change of Control Payments" shall mean an amount equal to any payments made and any expenses paid (before or after the Closing) in connection with (i) obtaining any of the required consents or estoppels set forth on Schedules 5.04(i) and 5.04(ii) hereto and (ii) the aggregate expenses incurred by the Company or any Company Subsidiary (or their respective advisors) in connection with the termination of all obligations of the Company and each Company Subsidiary under the First Lien Documents (other than the amount of the Funded Indebtedness), including, but not limited to all expenses in connection with the recording of any releases of any security interest under the First Lien Documents with the United States Trademark and Patent Office or applicable Governmental Authority, other than, with respect to (i) and (ii) above, any such amounts reflected as a Current Liability on the Estimated Closing Balance Sheet and Estimated WC/NI Statement (provided, that if a Closing Balance Sheet is prepared, the amounts reflected as a Current Liability on the Closing Balance Sheet and WC/NI Statement (as finally determined pursuant to Section 2.12(c) or Section 2.12(d)) shall apply in lieu of such amounts set forth on the Estimated Closing Balance Sheet and Estimated WC/NI Statement).

"China IIT" shall mean have the meaning set forth in Schedule 1.01(c).

"Closing" shall have the meaning set forth in Section 2.03.

"Closing Balance Sheet" shall have the meaning set forth in Section 2.12(b).

"Closing Date" shall have the meaning set forth in Section 2.03.

"COBRA" shall have the meaning set forth in Section 3.14(d).

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Company" shall have the meaning set forth in the first paragraph hereof.

"Company Common Stock" shall mean the common stock of the Company, par value $0.001.

"Company Common Stock Certificates" shall have the meaning set forth in Section 2.08(a).

"Company Disclosure Schedule" shall have the meaning set forth in the first paragraph of Article III.

"Company Insurance Policies" shall have the meaning set forth in Section 3.28.

"Company Intellectual Property" shall have the meaning set forth in Section 3.15(a).

"Company Licensed Intellectual Property" shall have the meaning set forth in Section 3.15(c).

"Company Management Agreement" shall mean the Management Agreement between Berkshire Partners LLC and the Company dated as of November 26, 1997, as amended on February 5, 1999.

"Company Options" shall have the meaning set forth in Section 3.02(b).

"Company Owned Intellectual Property" shall have the meaning set forth in Section 3.15(b).

"Company Recommendation" shall have the meaning set forth in Section 11.01(b).

"Company Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of November 26, 1997, as amended on February 5, 1999, by and among the Company and certain of its Shareholders party thereto.

"Company Released Parties" shall have the meaning set forth in Section 11.06.

"Company Shareholder Approval" shall have the meaning set forth in Section 3.04.

"Company Subsidiary" or "Company Subsidiaries" shall mean each of those entities set forth on, or required to be set forth on, Schedule 3.03 of the Company Disclosure Schedule, other than the JV Entities.

"Confidential Information" shall mean any confidential or proprietary information of the Company or any Company Subsidiary, including (a) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (b) information relating to the products developed by the Company or any Company Subsidiary; (c)(i) the names of the Company's or any Company Subsidiary's customers and contacts, (ii) the Company's or any Company Subsidiary's marketing strategies, (iii) the names of the Company's or any Company Subsidiary's vendors and suppliers, (iv) the Company's or any Company Subsidiary's cost of materials and labor, (v) the Company's or any Company Subsidiary's prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), (vi) compensation paid to employees and consultants and other terms of employment (except as necessary to perform this Agreement), (vii) production operation techniques or any other confidential information of, about or pertaining to the business of the Company or any Company Subsidiary, and (viii) any other material business information and materials relating to material customers or vendors of the Company or any Company Subsidiary; (d) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Company or any Company Subsidiary and (e) any other confidential information or trade secrets relating to the business or affairs of the Company or any Company Subsidiary; provided, however, that "Confidential Information" shall not include any information (1) that is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a Person to whom a party has provided such information, (2) that was available to a party to this Agreement on a non-confidential basis prior to its disclosure by one party to the other pursuant to this Agreement as evidenced by such other party's records on the date of such disclosure, (3) that is disclosed by the other party in any legal proceeding requiring any such disclosure, provided that the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain an order preventing or limiting the disclosure of such information, (4) as otherwise required by Law, provided that the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain an order preventing or limiting the disclosure of such information, or (5) as is reasonably necessary for any party hereto to enforce its rights under this Agreement, provided that the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain an order preventing or limiting the disclosure of such information.

"Constituent Entities" shall have the meaning set forth in Section 2.01.

"Consulting Agreement" shall mean the Consulting Agreement to be entered into between Purchaser and Kahn in substantially the form attached hereto as Exhibit J.

"Contract" shall mean, with respect to a Person, any contract, undertaking agreement, arrangement, commitment, indemnity, indenture, note, guaranty, instrument, lease or understanding, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing to which such Person is legally bound.

"Co-Sale Agreement" shall mean the Co-Sale Agreement, dated as of May 7, 2001, by and among the Company and the parties on the signature page thereto.

"Copyrights" shall have the meaning set forth in the definition of "Intellectual Property".

"Current Assets" shall mean the sum of the accounts receivable, inventory (including, inventory in transit), and current prepaid assets of the Company and each Company Subsidiary, each determined in accordance with GAAP; provided, that Current Assets shall not include any amount of cash, intangible assets and Tax assets.

"Current Liabilities" shall mean the sum of the accounts payable and other current liabilities of the Company and each Company Subsidiary, each determined in accordance with GAAP; provided that Current Liabilities shall not include any amount of Indebtedness and Tax liabilities, deferred or otherwise, accruals in respect to the Cash Balance Plan and severance payments to Kahn under the Termination Agreement.

"D&O Tail Insurance" shall have the meaning set forth in Section 5.08(b).

"Defect" shall mean a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

"Dissenting Share" shall have the meaning set forth in Section 2.10.

"DLLCA" shall mean the Delaware Limited Liability Company Act, as amended.

"Effective Time" shall have the meaning set forth in Section 2.02.

"Eligible Option" shall mean each Company Option that (i) has not previously expired or been exercised in full, (ii) has an exercise price of less than the Merger Consideration Price Per Share (determined without regard to the aggregate exercise price of the Company Options), and (iii) is vested and is exercisable to the extent set forth in the Officer Certificate to be delivered pursuant to Section 6.19.

"Employee Stockholders' Agreement" shall mean the Employee Stockholders' Agreement dated as of April 23, 1998 by and among the Company and the Shareholders of the Company from time to time party thereto.

"Employee Stock Purchase Arrangements" shall mean each of the following: (a) the Employee Stockholders Agreement, (b) the Voting Trust Agreement dated April 23, 1998, and (c) the Employee Stock Purchase Plan dated April 1998, as amended.

"Environmental Claim" shall mean any and all administrative, regulatory or judicial orders, suits, demands, demand letters, directives, claims, liens, investigations, requests for information, proceedings, or notices of noncompliance or violation (written or oral) by any Person (including, without limitation, any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, closure costs, supplemental environmental projects, property damages, personal injuries, penalties, and leaking underground storage tanks) arising out of, based on or resulting from (A) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any Company Subsidiary, or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

"Environmental Enforcement Liability" shall have the meaning set forth in Section 3.20(b).

"Environmental Law" shall mean all applicable foreign, federal, state and local Laws (including common law), statutes, ordinances, codes, rules, requirements, regulations, orders, judgments, decrees, injunctions, agreement or Contract with or by any Governmental Authority relating to pollution, the protection of the environment (including, without limitation, air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, Laws relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos or polychlorinated biphenyls ("PCBs") in buildings, structures, or equipment, including, without limitation, as amended, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., Emergency Planning & Community Right to Know Act, 42 U.S.C. § 11001 et seq., Solid Waste Disposal Act and Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., Clean Air Act, 42 U.S.C. § 7401, et seq., Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

"Environmental Permit" shall have the meaning set forth in Section 3.20(a).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean with respect to any Person (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member, (iii) any member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which that Person or any entity described in clause (i) or (ii) is a member, and any other entity required to be aggregated with such Person pursuant to Section 414(o) of the Code.

"Estimated Closing Balance Sheet" shall have the meaning set forth in Section 2.12(a).

"Estimated Seller HIA Tax Payment" shall have the meaning set forth in Schedule 1.01(c).

"Estimated WC/NI Statement" shall have the meaning set forth in Section 2.12(a).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

"Exchange Agent" shall have the meaning set forth in Section 2.08(a).

"Exchange Agent Agreement" shall have the meaning set forth in Section 2.08(a).

"Exchange Fund" shall have the meaning set forth in Section 2.08(b).

"Expense Adjustment" shall mean the amount by which the Expenses set forth on the WC/NI Statement is greater than or less than the amount of the Expenses set forth on the Estimated WC/NI Statement, expressed as a negative number, if greater, or as a positive number, if less.

"Expenses" shall mean each of the following:

(i)	any of the following which are accrued, or are due and owing, but remain unpaid and outstanding immediately prior to the Closing: (a) the fees and expenses of counsel, brokers, bankers, accountants and other professionals of the Company or any Company Subsidiary in connection with the preparation for, negotiation of, or entering into this Agreement or the consummation of the transactions contemplated hereby (which will also include a reasonable estimate of unbilled expenses and a reasonable estimate of potential post-Closing legal fees and expenses), (b) an amount equal to the Change of Control Payments, and (c) the full cost of the insurance premium for the D&O Tail Insurance, if any, other than in the case of (a), (b) and (c) above, any such amounts set forth as a current liability on the Estimated WC/NI Statement (provided, that if a Closing Balance Sheet is prepared, the amounts set forth as a current liability on the Closing Balance Sheet and WC/NI Statement (as finally determined pursuant to Section 2.12(c) or Section 2.12(d)) shall apply in lieu of such amounts set forth on the Estimated WC/NI Statement);

(ii)	one-half of the estimated costs and fees of payments due in respect of the fees of the Exchange Agent; and

(iii)	one-half of the cost of the insurance premium relating to the insurance policies described in Schedule 1.01(b) hereto.

"First Lien Credit Documents" shall mean collectively (i) the Amendment Agreement dated as of May 18, 2005 (and the Amended and Restated First Lien Credit Agreement, attached thereto as Exhibit A) to the First Lien Credit Agreement dated as of May 6, 2004, among the Company, the Lenders (as defined in Article I of the Amended First Lien Credit Agreement), the Agent and Credit Suisse (formerly known as Credit Suisse First Boston), as syndication agent, (ii) the Amended and Restated First Lien Credit Agreement dated as of May 18, 2005 by and between the Company, the Agent, and the Lenders, parties thereto, and (iii) all documents executed pursuant thereto.

"Final Determination" shall have the meaning set forth in Section 10.06(a).

"Financial Statements" shall have the meaning set forth in Section 3.05.

"Fully Diluted Company Shares" shall mean (i) all shares of the Company Common Stock issued at the Effective Time less (ii) shares of Company Common Stock held in the treasury of the Company at the Effective Time plus (iii) the aggregate number of shares of Company Common Stock issuable upon full exercise of each Eligible Option, as set forth on the Officer Certificate to be delivered pursuant to Section 6.19 hereof.

"Funded Indebtedness" shall mean all Indebtedness due and payable under the First Lien Credit Documents, including the amount equal to the aggregate outstanding principal amount thereof, and all accrued, but unpaid, interest, fees, charges and penalties thereon in accordance with the terms and conditions of the Contracts evidencing such Indebtedness, and including the backing up, replacement, guarantying or substitution of all letters of credit thereunder (to the extent outstanding or undrawn).

"GAAP" shall mean United States generally accepted accounting principles, consistently applied.

"Governing Documents" means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the bylaws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person's authorized stock or other equity interests.

"Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality thereof, whether international, federal, state or local, domestic or foreign (including without limitation, any state or local attorney general).

"Hazardous Material" shall mean (A) any petroleum or any products, by products or fractions thereof, (B) asbestos in any form, (C) urea formaldehyde foam insulation, (D) any form of natural gas, explosives, PCBs, lead, lead based paint, radon or other radioactive material, (E) any chemicals, materials or substances (including, without limitation, waste materials, raw materials, byproducts, coproducts or finished products), provided the foregoing are, under Environmental Law, defined as, or regulated as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," "solid wastes," "special wastes," or words of similar import under any Environmental Law, and (C) any other substances of any kind regulated or forming the basis of liability under any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means, as to any Person at a particular time, the sum of all of the following without duplication, whether or not included as indebtedness in accordance with GAAP (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or loan agreements; (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the Ordinary Course of Business); (iii) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention Contracts), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (iv) all Capital Leases; (v) all liabilities under any swap, future or option agreement or other similar Contracts, instruments or derivatives designed to protect the Company or any Company Subsidiaries against fluctuations in interest rates, foreign exchange or other capital market risks, (vi) all fees, penalties and other payments, including, without limitation, breakage fees, prepayment fees and change of control fees, payable with respect to indebtedness described in the foregoing clauses (i) through (v) as a result of or in connection with the Merger, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) all indebtedness referred to in the foregoing clauses (i) through (vii) which is directly or indirectly guaranteed by the Company or any Company Subsidiaries. Indebtedness specifically excludes (A) any liability under the undrawn portion of any outstanding letters of credit set forth on Schedule 1.01(a) hereto and which schedule shall be updated as of the Closing Date, (B) the obligations under the Leases for certain premises in China described in Schedule 3.17 of the Company Disclosure Schedule up to an aggregate amount equal to $850,000.

"Indemnification Persons" shall have the meaning set forth in Section 5.08(a).

"Indemnification Threshold" shall have the meaning set forth in Section 10.05(a).

"Indemnified Party" shall have the meaning set forth in Section 10.04.

"Indemnifying Party" shall have the meaning set forth in Section 10.04.

"Independent Accountant" shall mean the New York office of KPMG LLP, or another nationally recognized independent accounting firm chosen jointly by the Surviving Entity and the Shareholders' Representative.

"Insurance Organization" shall have the meaning set forth in Section 3.17(d).

"Intellectual Property" shall mean any United States, foreign, international and state patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works (collectively, "Copyrights"); Software; and technology, trade secrets and know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"); rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons.

"Interim Financial Statements" shall mean the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of the last Business Day of each calendar month ending after March 31, 2005, and the related unaudited consolidated statements of income and of cash flows for each such calendar month.

"IRR Hurdle" shall have the meaning set forth in Section 2.06(c).

"IRR Hurdle Forfeiture Amount" shall mean, with respect to an IRR Option, an amount equal to the Option Consideration Amount with respect to such IRR Option if the IRR Hurdle did not exist less the IRR Option Default Consideration Amount.

"IRR Option" shall mean any Eligible Option that is subject to an IRR Hurdle.

"IRR Option Default Consideration Amount" shall have the meaning set forth in Section 2.06(c).

"IRR Option Default Payment" shall have the meaning set forth in Section 2.06(c).

"IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Joinder Signature Page" shall mean the form of signature page attached hereto as Exhibit C.

"JV Entities" shall mean RBC Holmes Industries (Far East) Limited (f/k/a GE Holmes Industries (Far East) Limited), a company formed pursuant to the internal laws of Hong Kong and RBC Holmes Industries, LLC (f/k/a GE Holmes Industries, LLC), a Delaware limited liability company (as the entities referenced in that certain Master Restructuring Agreement dated August 30, 2004, provided, however, the legal names of these entities may not have been changed by filings with the appropriate Governmental Authorities).

"Knowledge" shall mean (i) with respect to an individual, the actual knowledge of such individual; (ii) with respect to the Company or any Company Subsidiary, the actual knowledge of Jordan A. Kahn, Tommy Liu, John M. Kelliher, Paul A. Izzo, Timothy Gallogly, Paul Powers, Bart Plaumann, David Reilly and Sandy Wong and (iii) with respect to Purchaser or any Purchaser Subsidiary (including Merger Sub), the actual knowledge of Martin E. Franklin, Ian G.H. Ashken, Desiree DeStefano, and James E. Lillie.

"Landlord Lien Waivers" shall have the meaning set forth in Section 5.14.

"Law" shall mean, with respect to any Person, any statute, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Authority (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person.

"Leased Property" shall have the meaning set forth in Section 3.17(a).

"Leases" shall have the meaning set forth in Section 3.17(a).

"License Agreements" shall have the meaning set forth in Section 3.15(c).

"Licensed Intellectual Property" shall have the meaning set forth in Section 3.15(c).

"Licenses" shall have the meaning set forth in Section 3.08(b).

"Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, charge, option, easement, right of way, encroachment or other survey defect, transfer or title restriction, voting trust agreement or other encumbrance (whether arising by contract or by operation of law).

"Limited General Indemnification Cap" shall have the meaning set forth in Section 10.05(a).

"Limited Tax Indemnification Cap" shall have the meaning set forth in Section 8.02(b).

"Litigation" shall mean any dispute, claim, action, grievance, suit, inquiry or legal, administrative or other proceedings by or before any Governmental Authority.

"Losses" shall mean the full amount of all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted in any way against an Indemnified Party relating to the applicable matter, together with the related costs of enforcement and collection by the Indemnified Party against the Indemnifying Party; provided, however, that Losses shall not include (i) without duplication, any amounts reserved against in the Financial Statements or, with respect to Current Liabilities, the Estimated Closing Balance Sheet or, if prepared, the Closing Balance Sheet and/or (ii) any indirect, punitive, special or exemplanary damages and unforeseen or other consequential damages.

"Management Statements" shall have the meaning set forth in Section 3.05.

"Material Adverse Effect" shall mean, with respect to a Person, any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its respective obligations under this Agreement; provided, however, that neither of the following shall be deemed, individually or in the aggregate, to constitute and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution or performance of this Agreement or the transactions contemplated by this Agreement or the announcement thereof, or (b) the Purchaser's announcement or other disclosure of its plans or intentions with respect to the conduct of the Company's business (or any portion thereof).

"Material Contract" shall mean any Contract which is set forth on, or is required to be set forth on, Schedule 3.10 of the Company Disclosure Schedule.

"MBCA" shall mean the Massachusetts Business Corporation Act, as amended.

"Merger" shall have the meaning set forth in the Recitals to this Agreement.

"Merger Consideration" shall mean an amount equal to the sum of (i) the Cash Consideration plus (ii) the Stock Consideration (at the Aggregate Stock Consideration Value).

"Merger Consideration Price Per Share" shall mean (i) the sum of (a) the Aggregate Stock Consideration Value plus (b) the Cash Consideration plus (c) the aggregate exercise price of the Eligible Options divided by (ii) the aggregate number of Fully Diluted Company Shares.

"Merger Sub" shall have the meaning set forth in the first paragraph of this Agreement.

"Multiemployer Plan" shall have the meaning set forth in Section 3.14(a).

"Net Indebtedness" shall mean, as of immediately prior to Closing (a) the consolidated Indebtedness of the Company and each Company Subsidiary less (b) the cash being held by the Company or any Company Subsidiary immediately prior to Closing (excluding cash on hand used for escrows and security deposits, cash in transit (other than in connection with intracompany transfers) and outstanding checks).

"Net Indebtedness Adjustment" shall mean the amount by which the Net Indebtedness set forth on the WC/NI Statement is greater than or less than the amount of the Net Indebtedness set forth on the Estimated WC/NI Statement, expressed as a negative number, if greater, or as a positive number, if less.

"Non-AI Shareholder" means a holder of Company Common Stock that is not an AI Shareholder.

"NYSE" shall mean the New York Stock Exchange Inc.

"Option Consideration Amount" shall have the meaning set forth in Section 2.06.

"Option Holders" shall mean the holders of all Company Options outstanding immediately prior to the Closing, in their capacities as such holders.

"Option Holder Agreement" shall mean an agreement between an Option Holder and the Company in the form of Exhibit B hereto.

"Option Indemnity Amount" shall mean, with respect to each Option Holder, that portion of the Option Consideration Amount payable to such Option Holder and referenced on Schedule 2.13.

"Option Plan" shall mean the Company's Amended and Restated 1997 Stock Option Plan, as amended through the date hereof.

"Option Settlement Payment" shall have the meaning set forth in Section 2.06 hereof.

"Order" shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Authority.

"Ordinary Course of Business" shall mean, for any Person, the ordinary course of business of such Person, consistent with past custom and practice (including with respect to quantity and frequency).

"Other Taxes" shall mean all Taxes other than Special Indemnity Taxes.

"Owned Property" shall have the meaning set forth in Section 3.17(a).

"Patents" shall have the meaning set forth in the definition of "Intellectual Property".

"Paying Agent" shall mean the paying agent appointed pursuant to the Seller Contribution and Indemnity Agreement.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

"Permitted Liens" shall mean any and all (a) mechanics' liens, workmen's liens, statutory liens of landlords, common carrier liens, warehousemen's liens and other similar liens, and liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, in each instance to the extent incurred in the Ordinary Course of Business; (b) any and all matters of record, zoning, variances, encumbrances, restrictions, easements or other imperfections of title or Liens on any Real Property or other property or asset that do not materially diminish the value thereof (as currently used by the Company or its Subsidiaries) or materially interfere with the use thereof in the operations of the Company and the Company Subsidiaries as presently conducted and as proposed to be conducted; (c) liens on goods in transit incurred pursuant to documentary letters of credit; and (d) liens for Taxes not yet due and payable.

"Person" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

"Plan Options" shall mean Company Options granted under the Option Plan.

"Pre-Closing Tax Period" shall have the meaning set forth in Schedule 1.01(c).

"Principal Shareholders" shall have the meaning set forth in the first paragraph hereof.

"Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including any product sold in the United States by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

"Property Taxes" shall have the meaning set forth in Section 8.01(b).

"Proxy Materials" shall have the meaning set forth in Section 11.01(a).

"Proxy Statements" shall have the meaning set forth in Section 11.01(a).

"Purchaser" shall have the meaning set forth in the first paragraph hereof.

"Purchaser Ancillary Agreements" shall mean the Registration Rights Agreement, the Voting Agreements and the certificates set forth in Section 7.06 and 7.10 upon delivery pursuant hereto.

"Purchaser Balance Sheet" shall have the meaning set forth in Section 4.05(c).

"Purchaser Common Stock" shall mean unregistered common stock of Purchaser, par value $0.01.

"Purchaser Confidentiality Agreement" shall mean that certain confidentiality letter agreement dated as of May 20, 2005 by and among Purchaser, the Company and Berkshire Partners LLC in connection with maintaining confidentiality of Purchaser confidential information and the changes incorporated therein by reference.

"Purchaser Disclosure Schedule" shall have the meaning set forth in the introduction to
Article IV.

"Purchaser HIA Dividends" shall have the meaning set forth in Schedule 1.01(c).

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.03(a).

"Purchaser SEC Documents" shall have the meaning set forth in Section 4.05.

"Purchaser Stock Split" shall mean that 3-for-2 stock split of Purchaser's common stock, par value $.01 per share, announced on June 9, 2005 and with a record date of June 20, 2005 and a distribution date of July 11, 2005.

"Real Property" shall mean all real property that is owned or used by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet.

"Real Property Permit" shall have the meaning set forth in Section 3.17(d).

"Registration Rights Agreement" means the form of agreement attached hereto as Exhibit D.

"Related Parties" shall have the meaning set forth in Section 3.19.

"Release" shall have the meaning set forth in CERCLA.

"Restrictive Covenant Agreements" shall mean the agreements substantially in the form attached as Exhibit K.

"Return" or "Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

"SEC" shall mean the United States Securities and Exchange Commission.

"Secretary of the Commonwealth" shall have the meaning set forth in Section 2.02.

"Secretary of State" shall have the meaning set forth in Section 2.02.

"Securities Act" shall mean the Securities Act of 1933, as amended, and each of the rules and regulations promulgated thereunder.

"Sellers" shall mean all of the Shareholders and Option Holders.

"Seller Ancillary Agreements" shall mean the Registration Rights Agreement, the Voting Agreements and the certificates set forth in Section 6.07 and 6.19 upon delivery pursuant hereto and, solely for purposes of Article IIIA and Sections 10.03(a)(vi) and (vii), the Transmittal Letter and the election form and Accredited Investor Questionnaire to be delivered thereunder.

"Seller Confidentiality Agreement" shall mean that certain confidentiality letter agreement dated as of May 20, 2005 by and among Purchaser, the Company and Berkshire Partners LLC in connection with maintaining confidentiality of Company and Company Subsidiary confidential information and the agreements incorporated therein by reference.

"Seller Consideration Amount" shall mean with respect to (x) a Shareholder and (y) a Shareholder who is also an Option Holder, the sum of (i) the Merger Consideration Price Per Share multiplied by the number of shares of Company Common Stock held by such Shareholder immediately prior to the Closing plus (ii) the Option Consideration Amount, if any payable to such Shareholder as an Option Holder pursuant to Section 2.06.

"Seller Contribution and Indemnity Agreement" shall mean that certain agreement to be entered into among the equity holders of the Company.

"Seller HIA Dividend" shall have the meaning set forth in Schedule 1.01(c).

"Seller HIA Tax Payment" shall have the meaning set forth in Schedule 1.01(c).

"Seller HIA Tax Payment Adjustment" shall mean the amount by which the Seller HIA Tax Payment set forth on or determined in conjunction with the preparation of the Closing Balance Sheet is greater than or less than the amount of the Estimated Seller HIA Tax Payment, expressed as a negative number, if greater, and as a positive number, if less.

"Seller Indemnified Parties" shall have the meaning set forth in Section 10.03(b).

"Shareholders" shall mean the holders of record of the issued and outstanding Company Common Stock immediately prior to the Closing in their capacity as such holders.

"Shareholders' Meeting" shall have the meaning set forth in Section 11.01(a).

"Shareholders' Representative" shall mean Berkshire Partners LLC, a Massachusetts limited liability company.

"Significant Customers and Suppliers" shall have the meaning set forth in Section 3.26.

"Signing Shareholders" shall mean the Principal Shareholders and the AI Shareholders (and each such Person individually being a "Signing Shareholder").

"Signing Shareholder's Pro Rata Indemnification Share" shall mean, with respect to indemnification required under Article VIII in respect of claims of the Purchaser Indemnified Parties first made after March 31, 2007, an amount equal to the aggregate Losses with respect to such indemnification matter multiplied by a fraction the numerator of which is an amount equal to such Signing Shareholder's Seller Consideration Amount, and the denominator of which is an amount equal to the aggregate of the Seller Consideration Amounts of all of the Signing Shareholders.

"SIP" shall mean the Company's 401K Savings and Investment Plan.

"Software" shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Internet site(s), of any Company or Company Subsidiary, (v) all computer-aided design software, including the underlying data, and (vi) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

"Special Indemnity Losses" shall have the meaning set forth in Schedule 1.01(c).

"Special Indemnity Taxes" shall have the meaning set forth in Schedule 1.01(c).

"Stock Consideration" shall mean 6,150,120 shares of Purchaser Common Stock, subject to rounding pursuant to Section 2.08. For the avoidance of doubt, this number of shares of Purchaser Common Stock and the Stock Consideration Per Share Value were calculated after taking into effect the Purchaser Stock Split. For purposes of this Agreement, the total Stock Consideration shall be valued at the Aggregate Stock Consideration Value.

"Stock Consideration Per Share Value" means $33.34 per share of Purchaser Common Stock.

"Stockholders' Agreement" shall mean the Stockholders' Agreement, dated as of November 26, 1997, among the Company and the shareholders of the Company party thereto, as amended on
February 5, 1999.

"Straddle Period" shall have the meaning set forth in Section 8.01(a).

"Subsidiary" when used with respect to any Person shall mean any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership); (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries; or (iii) is otherwise controlled, directly or indirectly, by such Person.

"Surviving Entity" shall have the meaning set forth in Section 2.01.

"Tax" or "Taxes" shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties, tariffs or similar charges of any kind whatsoever imposed by a Taxing Authority, including all corporate franchise, income, sales, use, goods and services, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, customs, net worth, capital gains, social security, foreign social insurance and/or benefits (other than those covered in Section 10.03(a)(xi)), alternative minimum, recapture and other taxes, and including any interest, fines, penalties and additions imposed with respect to such amounts, whether disputed or not.

"Tax Audit" shall mean the currently pending audit by the Internal Revenue Service of the federal income Tax Returns of Company and certain of its Subsidiaries for the years 1996-2001.

"Tax Claim" shall have the meaning set forth in Section 8.02(d).

"Taxing Authority" shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

"Tax Reserve Amount" shall have the meaning set forth in Schedule 1.01(c).

"Terminable Contracts" shall mean any Contract that can be terminated by the Company or any Company Subsidiary for any reason at the option of the Company or such Company Subsidiary, as the case may be, on not more than 60 days notice without material penalty to the Company or any Company Subsidiary.

"Termination Agreement" shall mean the Executive Employment Termination Agreement to be entered into between Purchaser, Merger Sub and Kahn substantially in the form attached hereto as Exhibit L.

"Third Party Claim" shall have the meaning set forth in Section 10.04(b).

"Third Party Licensed Intellectual Property" shall have the meaning set forth in Section 3.15(c).

"Trade Secrets" shall have the meaning set forth in the definition of "Intellectual Property".

"Trademarks" shall have the meaning set forth in the definition of "Intellectual Property".

"Transfer Taxes" shall have the meaning set forth in Section 8.01(d).

"Transmittal Letter" shall mean the form of letter attached hereto as Exhibit E.

"2005 Tax Adjustment Amount" shall have the meaning set forth in Schedule 1.01(c).

"Voting Agreements" shall mean the voting agreements annexed hereto as Exhibit F.

"Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

"Warrant Purchase Agreement" shall mean that Warrant Purchase Agreement, dated as of May 7, 2001 by and among the Company and the Shareholders party thereto.

"WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

"WC/NI Dispute Notice" shall have the meaning set forth in Section 2.12(c).

"WC/NI Statement" shall have the meaning set forth in Section 2.12(b).

"Working Capital" shall mean, as of immediately prior to Closing, consolidated Current Assets less consolidated Current Liabilities, as calculated in a manner consistent with the calculation of the Working Capital.

"Working Capital Adjustment" shall mean the amount by which the Working Capital set forth on the WC/NI Statement is greater than or less than the amount of the Working Capital set forth on the Estimated WC/NI Statement, expressed as a positive number, if greater, or as a negative number, if less.

"Working Capital Target" shall mean $144,242,000 as calculated in the manner described in Schedule 1.01(e) hereof, which is the average Working Capital over the trailing twelve month period ending on March 31, 2005 calculated using the month end balance for each month during such period.

"Work Interference" shall have the meaning set forth in Section 3.21(a).

1.02    Certain Words and Symbols.    The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular section hereof. References herein to any section, schedule or exhibit refer to such section of, or such schedule or exhibit to, this Agreement unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require. All references to "dollars" or "$" in this Agreement refers to United States dollars. For purposes of this Agreement, China shall refer to the Peoples Republic of China, excluding Hong Kong.

ARTICLE II
THE MERGER; PAYMENT OF MERGER CONSIDERATION

2.01    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA and the DLLCA, at the Effective Time, the Company shall be merged with and into the Merger Sub. The separate existence of the Company shall thereupon cease, and the Merger Sub shall be the surviving entity (the "Surviving Entity") and a wholly owned subsidiary of Purchaser and shall succeed to and assume all of the rights and obligations of the Company in accordance with the MBCA and the DLLCA. The Company and the Merger Sub are sometimes referred to collectively herein as the "Constituent Entities."

2.02    Effective Time of the Merger.    At the Closing or as soon as practicable thereafter, the parties hereto shall cause (a) articles of merger in mutually acceptable form to be executed and filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the "Secretary of the Commonwealth"), as provided in Section 11.06 of the MBCA (the "Articles of Merger"), and (b) a certificate of merger in mutually acceptable form to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State"), as provided in Section 18-209 of the DLLCA (the "Certificate of Merger"), and shall take all such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective as of the latter to occur of the filing of the Articles of Merger with the Secretary of the Commonwealth and the filing of the Certificate of Merger with the Secretary of State. The date and time of such effectiveness are referred to herein as the "Effective Time."

2.03    Closing of the Merger.    Unless this Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01, and provided that all of the conditions set forth in Articles VI and VII are theretofore fulfilled or, if permissible, waived, subject to the terms and conditions of this Agreement and Applicable Law, the closing of the Merger (the "Closing") shall take place on July 18, 2005 (the "Closing Date"), at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York 10019, unless another time, date or place is mutually agreed to by the parties hereto.

2.04    Effects of the Merger.    At the Effective Time of the Merger:

(a)	the certificate of formation and operating agreement of the Merger Sub in substantially the form attached hereto as Exhibit G shall be the certificate of formation and operating agreement of the Surviving Entity, as amended by the Certificate of Merger, until further amended in accordance with each of their terms and as provided in the operating agreement;

(b)	the sole member of Merger Sub immediately prior to the Effective Time shall be the sole member of the Surviving Entity, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and operating agreement of the Surviving Entity, in each case until their respective successors are duly elected and qualified;

(c)	except as specifically set forth in this Agreement, the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public, as well as of a private nature, of each of the Constituent Entities, and all property, real, personal and mixed, including contract rights, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Entities shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed, all in accordance with the applicable provisions of the MBCA and DLLCA;

(d)	the Surviving Entity shall thenceforth be subject to all restrictions, disabilities and duties of and be responsible and liable for all liabilities and obligations of each of the Constituent Entities, and any action or proceeding pending by or against either of the Constituent Entities may be prosecuted as if such Merger had not taken place or the Surviving Entity may be substituted in its place; and neither the rights of creditors nor Liens upon the property of either of the Constituent Entities shall be impaired by the Merger, all in accordance with the applicable provisions of the MBCA and the DLLCA; and

(e)	the Surviving Entity shall, through the filing of the Certificate of Merger, change its name to such name as determined by Purchaser and Merger Sub in their sole discretion.

2.05    Conversion of Shares; Merger Consideration.

(a)    Company Common Stock.    Subject to the terms and conditions of this Article II, at the Effective Time, each share of Company Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to the Merger Consideration Price Per Share, as follows:

(i)	for each share of issued and outstanding Company Common Stock that is held by a Non-AI Shareholder at the Effective Time, an amount of cash equal to the Merger Consideration Price Per Share;

(ii)	for each share of issued and outstanding Company Common Stock that is mutually determined by the Company and Purchaser to be held by an AI Shareholder, an amount equal to the Merger Consideration Price Per Share, payable as follows:

(A)	an amount of cash equal to the AI Cash Consideration Price Per Share; and

(B)	a number of shares of Purchaser Common Stock equal to the AI Stock Consideration Per Share; and

(b)    Merger Sub.    Subject to the terms and conditions of this Article II, at the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding interests of the Surviving Entity.

2.06    Cash Payment for Company Eligible Options; Termination of Option Plan.    (a) At the Closing, Purchaser shall pay, or cause the Surviving Entity to pay, without interest, in cash to each Option Holder who executes and delivers an Option Holder Agreement to the Shareholders Representative, for the Eligible Options held by such Option Holder at the Effective Time, with respect to each share of Company Common Stock subject thereto: (i) an amount equal to the Merger Consideration Price Per Share less the per share exercise price of such Eligible Option (the "Option Consideration Amount" and with respect to all Eligible Options held by Option Holders who execute and deliver an Option Holder Agreement, the "Aggregate Option Consideration Amount") less (ii) the amount of any withholding that is required by applicable Tax Law and less (iii) such Option Holder's Option Indemnity Amount (the "Option Settlement Payment"). No Option Holder shall be entitled to receive the payments provided for in this Section 2.06(a) unless such Option Holder has executed an Option Holder Agreement, unless the execution thereof is waived by the Company or, to the extent applicable, by the Surviving Entity, or by the Shareholders' Representative after Closing.

(b)    At Closing the Purchaser shall pay directly to the Paying Agent, for each Option Holder that has executed and delivered to the Company an Option Holder Agreement, an amount equal to the aggregate Option Indemnity Amount for all such Eligible Options. Each Company Option with an exercise price equal to or greater than the Merger Consideration Price Per Share shall be cancelled at the Closing without any consideration. Subject to the payments by Purchaser as set forth above, the Company and Principal Shareholders shall ensure (i) that the Option Plan and each other Company Option to purchase Company Common Stock shall terminate as of the Closing all in accordance with the terms thereof and (ii) that following the Closing no participant in the Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire any capital stock of the Company, the Surviving Entity or any of its Subsidiaries, all in accordance with the terms thereof. On and after the date hereof, the Company shall grant no additional Company Options under the Option Plan or otherwise. All administrative and other rights and authorities granted under any Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Entity. No interest will be paid or will accrue in the cash payable upon surrender of any of the Company Options.

(c)    If any Option Holder, who holds Eligible Options at the Effective Time that are subject to, in whole or in part, an internal rate of return exercise condition (an "IRR Hurdle") which the Company has agreed to waive to permit such Option Holder to receive payment in respect of all of such Eligible Options in connection with the Merger, provided, such Option Holder executed and delivers an Option Holder Agreement, does not, prior to, or within thirty days following, the Closing Date, deliver an Option Holder Agreement to the Shareholders' Representative, such Option Holder shall only be entitled to receive from the Company or the Surviving Entity, as the case may be, (i) a payment equal to the Option Consideration Amount only in respect of those Eligible Options not subject to an IRR Hurdle that was waived by the Company (the "IRR Option Default Consideration Amount") less (ii) the amount of any withholding that is required by applicable Tax Law (such difference, the "IRR Option Default Payment").

(d)    Any amount of IRR Hurdle Forfeiture Amount shall be paid by wire transfer by the Purchaser or the Surviving Entity, as the case may be, on or prior to the 60th day after the Closing Date and distributed to the Exchange Agent, on behalf of the holders of Company Common Stock at the Effective Time, and to each former Option Holders holding Eligible Options (other than any Option Holder holding IRR Options that did not deliver an Option Holder Agreement in respect of his or her IRR Options that are Eligible Options) an amount of additional cash that would have been paid to such parties if such IRR Hurdle Forfeiture Amount was originally added to the Cash Consideration and such additional amount shall be deemed an increase to the Merger Consideration and Aggregate Option Consideration Amount hereunder.

2.07    Cancellation of Company Common Stock.    As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and each certificate shall be cancelled and retired and shall cease to represent any rights with respect to the Company Common Stock, and each Shareholder (other than the Purchaser and Merger Sub) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, subject to the terms and conditions set forth in this Article II, the

Merger Consideration Price Per Share, without interest, upon the surrender of a certificate or certificates representing such shares of Company Common Stock (if any such certificates had been issued by the Company with respect to such shares of Company Common Stock). At the Effective Time, each share of Company Common Stock held in the Company's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

2.08    Payment of Merger Consideration; Exchange of Certificates Representing Company Common Stock.

(a)    Appointment of Exchange Agent for Settlement.    Prior to the Closing, Purchaser and the Merger Sub shall (i) appoint National City Bank or such other commercial bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") hereunder to receive at Closing the Merger Consideration (less the Aggregate Option Reserve Amount) and to pay and distribute such Merger Consideration (less the Aggregate Option Reserve Amount) on and after the Effective Time (including Merger Consideration, if any, determined to be paid after the Effective Time pursuant to Section 2.12(e)(i) hereof) to each Person surrendering certificates representing any shares of issued and outstanding Company Common Stock that will be cancelled pursuant to Section 2.07 (the "Company Common Stock Certificates") and to the Paying Agent pursuant to this Section 2.08 and Section 2.13 hereof; and (ii) enter into a written agreement with the Exchange Agent in form reasonably satisfactory to the Company and Shareholders' Representative (the "Exchange Agent Agreement") for such purposes.

(b)    Payment of Merger Consideration.    At the Effective Time, Purchaser and/or the Merger Sub shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock, the Merger Consideration (less the Aggregate Option Reserve Amount) for (i) exchange in accordance with this Section 2.08 and (ii) payment to the Paying Agent in accordance with Section 2.13 (all of such Merger Consideration, together with and any dividends or distributions with respect to the Stock Consideration as provided in Section 2.08(d) and 2.09), being hereinafter collectively referred to as the "Exchange Fund").

(c)    Notice; Exchange for Merger Consideration.    At the time of the mailing of the Proxy Materials (or promptly thereafter), the Company shall mail to each holder of record of Company Common Stock whose Company Common Stock will be converted into the right to receive Merger Consideration pursuant hereto: (i) a letter (in such form and having such provisions as are customary for letters of this nature) specifying that delivery of the Company Common Stock Certificates shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon delivery of the Company Common Stock Certificates to the Exchange Agent, together with a Transmittal Letter; and (ii) instructions for effecting the surrender of such Company Common Stock Certificates and execution by the holder of Company Common Stock of a joinder page to the Seller Contribution and Indemnity Agreement in exchange for the payment of Merger Consideration pursuant to the terms hereof. The Company shall send such materials to the Shareholders in a manner such that the Shareholders will receive such materials prior to the Shareholders' Meeting. Upon surrender of a Company Common Stock Certificate to the Exchange Agent pursuant to instructions received by a holder of Company Common Stock together with (a) the Transmittal Letter and joinder page to the Seller Contribution and Indemnity Agreement, duly executed and completed in accordance with the instructions thereto, and (b) for each AI Shareholder, a written notification from an officer of Purchaser evidencing that such shareholder is an AI Shareholder, the Exchange Agent shall promptly arrange to deliver (x) to each such holder of Company Common Stock the Merger Consideration calculated pursuant to Section 2.05(a), less (I) the amount of any withholding that is required by applicable Tax Law and (II) the amount of Cash Consideration and Stock Consideration required to be withheld pursuant to Section 2.13 hereof and (y) to the Paying Agent such portion of the Stock Consideration and Cash Consideration of such holder of Company Common Stock as is required pursuant to Section 2.13 hereof; provided, however, that no payment or distribution shall be made to any AI Shareholder until and unless, except if the requirement is waived by the Surviving Entity, such AI Shareholder has executed and delivered to the Purchaser or the Company a Joinder Signature Page. Stock Consideration shall be paid in the form of legended certificates of whole shares of Purchaser Common Stock. Cash Consideration shall be paid by check or wire transfer. Any Company

Common Stock surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any of the Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange and payment may be made with respect to such Company Common Stock to such a transferee if the Company Common Stock Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Purchaser or the Merger Sub shall pay all applicable transfer and stamp Taxes with respect to the issuance of Purchaser Company Stock. Until surrendered as contemplated by this Section 2.08(c), each Company Common Stock Certificate shall be deemed at any time after the Effective Time for all purposes, to represent only the right to receive upon surrender the Merger Consideration with respect to the shares formerly represented thereby pursuant to the terms hereof. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)    Dividends and Distributions on Purchaser Common Stock.    No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Common Stock with respect to shares of Purchaser Common Stock represented thereby, and no cash which such holder has the right to receive pursuant to the provisions of this Article II shall be paid to any such holder, and all such dividends, other distributions and cash shall be paid by Purchaser to the Exchange Agent and shall be included in the Exchange Fund, in each case to be disposed of pursuant hereto upon the surrender of such Company Common Stock Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Common Stock Certificate, there shall be delivered to such holder, without interest, (i) a certificate representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, and (ii) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Purchaser Common Stock and the amount of cash which such holder has the right to receive pursuant to the provisions of this Article II. Notwithstanding any provision of this Section 2.08(d), no additional amount of Merger Consideration shall be payable, and no other adjustment to the Merger Consideration shall be made in respect of the Purchaser Stock Split.

(e)    Timing and Effect of Exchange of Merger Consideration.    All shares of Purchaser Common Stock delivered to the Exchange Agent in accordance with the terms of this Article II and any cash paid pursuant to this Article II shall be deemed to have been issued and paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of the Agreement, which remain unpaid at the Effective Time.

(f)    Fractional Shares of Purchaser Common Stock.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued in the Merger upon the surrender for exchange of Company Common Stock, no dividend or distribution of Purchaser shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Purchaser. In lieu of the issuance of such fractional shares, the Exchange Agent shall round the number of shares of Purchaser Common Stock to be issued and delivered pursuant hereto to the nearest whole number and Purchaser shall make available to the Exchange Agent any additional number of whole shares of Purchaser Common Stock as may be necessary for the Exchange Agent to pay all Stock Consideration.

(g)    Return of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be delivered to the Purchaser. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Purchaser as general creditors for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of the Company Common Stock held by such holder as determined pursuant to this Agreement; provided, that whenever the Purchaser pays or distributes the Merger Consideration to any holder of Common Stock, including to any holder of Dissenting Shares who subsequently withdraws its claim for appraisal pursuant to Section 2.10, it will pay and distribute the Merger Consideration to such holder, and if the Seller Contribution and Indemnity Agreement is still in effect, to the Paying Agent, in the same amounts, terms and conditions as provided in Section 2.08(c) for payments and distributions by the Exchange Agent.

(h)    Delivery of Abandoned Property.    None of Purchaser, the Merger Sub, the Company, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock or any Option Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(i)    Lost Certificates.    In the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate to be lost, stolen or destroyed, and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim which may be made against it with respect to such Company Common Stock Certificate, the Exchange Agent will issue, in each case, in exchange for such lost, stolen or destroyed Company Common Stock Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(j)    Fees of Exchange Agent.    Subject to clause (ii) of the definition of Expenses, in addition to the other deposits to be made by Purchaser in the Exchange Fund, Purchaser shall separately pay (a) all of the fees and expenses of the Exchange Agent, and (b) all of the fees and expenses related to the preparation, handling and mailing of 1099 Tax forms with respect to payments from the Exchange Fund.

(k)    Taxes.    In the event that any amounts are withheld for the payment of Taxes as permitted by this Agreement from any payments from the Exchange Fund to a holder of Company Common Stock or an Option Holder in respect of which such deduction and withholding was made, such withheld amounts shall be held in trust and paid in a timely manner to the applicable Governmental Authorities on account of such Tax liabilities and treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Option Holder in respect of which such deduction and withholding was made.

2.09    Adjustment of Stock Consideration.    If, between the date of this Agreement and the Effective Time, the number or class of outstanding shares of Purchaser Common Stock is changed into a different number of shares or a different class as a result of a stock split, reverse stock split, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event has occurred, then the Stock Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that no adjustment shall be made in respect of the Purchaser Stock Split, as the Stock Consideration has been calculated to take into effect the occurrence of the Purchaser Stock Split.

2.10    Dissenting Shares.    (a) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which (x) has not voted in favor of or consented to the Merger, (y) has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the MBCA and (z) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration, the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the MBCA, and, subject to the rights of the Surviving Entity set forth herein and the MBCA, the Surviving Entity shall promptly pay the amount, if any, to which such holders are entitled to pursuant to applicable provisions of the MBCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the MBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive an amount of cash for each Dissenting Share equal to the Merger Consideration Price Per Share pursuant to the terms and conditions of this Article II.

(b)    The Company shall give Purchaser and the Merger Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the MBCA relating to the appraisal process received by the Company and (y) from and after the Effective Time, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. Except with the prior written consent of Purchaser, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

2.11    Subsequent Action.    If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its rights, title or interest in, to or under any of the rights, properties or assets of the Constituent Entities as a result of, or in connection with, the Merger, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Constituent Entities, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Entities or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the Merger.

2.12    Working Capital Adjustment, Net Indebtedness Adjustment, Seller HIA Tax Payment Adjustment and Expenses Adjustment.

(a)    Estimated Closing Balance Sheet.    The Company will prepare or cause to be prepared in good faith and delivered to Purchaser three Business Days prior to the Closing Date, an estimated consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing (the "Estimated Closing Balance Sheet"), together with a written statement setting forth in reasonable detail its estimate of the consolidated Working Capital, Net Indebtedness and Expenses of the Company and Company Subsidiaries as of immediately prior to the Closing as reflected on the Estimated Closing Balance Sheet (the "Estimated WC/NI Statement"), which shall be in a form reasonably satisfactory to Purchaser. The Estimated Closing Balance Sheet and the Estimated WC/NI Statement will be prepared in accordance with GAAP and the books and records of the Company and each Company Subsidiary and the estimates thereon shall be reasonably determined in good faith and, in the case of Working Capital, consistent with the same manner and methodology used to calculate the Working Capital Target.

(b)    Closing Balance Sheet.    Each of Purchaser, the Surviving Entity or the Shareholders' Representative shall have the right, exercisable within seventy-five (75) days after the Closing Date, to require the Surviving Entity to prepare in good faith, and to provide to the Shareholders' Representative, a consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing (the "Closing Balance Sheet"), together with a written statement setting forth in reasonable detail the Working Capital, Net Indebtedness and Expenses as of immediately prior to the Closing as reflected on the Closing Balance Sheet and the Seller HIA Tax Payment (the "WC/ NI Statement"). The Closing Balance Sheet and the WC/NI Statement will be prepared in accordance with GAAP and the books and records of the Company and each Company Subsidiary and shall be reasonably determined in good faith and, in the case of Working Capital, consistent with the same manner and methodology used to calculate the Working Capital Target. The Purchaser and the Shareholders' Representative will have reasonable access to the work papers and other materials used in the preparation of the Closing Balance Sheet, if prepared, and the WC/NI Statement, if prepared.

(c)    WC/NI Dispute Notice.    The Closing Balance Sheet and the WC/NI Statement will be final, conclusive and binding on the parties unless the Shareholders' Representative provides a written notice (a "WC/NI Dispute Notice") to the Surviving Entity no later than the twentieth day after delivery of the WC/NI Statement setting forth in reasonable detail any item on the Closing Balance Sheet and/or the WC/NI Statement that the Shareholders' Representative believes has not been prepared correctly in accordance with GAAP. Any item to which no dispute is raised in the WC/NI Dispute Notice will be final, conclusive and binding on the parties.

(d)    Resolution of Disputes.    The Surviving Entity and the Shareholders' Representative will attempt to resolve the matters raised in a WC/NI Dispute Notice in good faith. Ten Business Days after delivery of a WC/NI Dispute Notice, either the Surviving Entity or the Shareholders' Representative may provide written notice to the other that it elects to submit the disputed items to the Independent Accountant. The Independent Accountant shall promptly (and, in any event, within forty-five (45) days after submission), in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items specifically set forth and objected to in the WC/NI Dispute Notice and resolve the dispute with respect to each such item in accordance with GAAP. The fees and expenses of the Independent Accountant will be shared equally by the Signing Shareholders and the Surviving Entity, and the decision of the Independent Accountant with respect to the items of the Closing Balance Sheet and the WC/NI Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Independent Accountant and to cause the Independent Accountant to resolve any dispute no later than thirty Business Days after submission of such dispute to the Independent Accountant.

(e)    Post-Closing Adjustments.    Promptly, and in any event no later than the 10th Business Day after final determination of the Working Capital, Net Indebtedness, the Seller HIA Tax Payment and Expenses in accordance with Section 2.12(c) and Section 2.12(d):

(i)	if the sum of the Working Capital Adjustment, the Net Indebtedness Adjustment, the Seller HIA Tax Payment Adjustment and the Expenses Adjustment is a positive number, then Purchaser shall pay by wire transfer of immediately available funds to the Exchange Agent, on behalf of the holders of Company Common Stock at the Effective Time, and to each former holder of Eligible Options entitled to receive an Option Settlement Payment, an amount of additional cash that would have been paid to such parties if such excess was originally added to the Cash Consideration and such additional amount shall be deemed an increase to the Merger Consideration and Aggregate Option Consideration Amount hereunder;

(ii)	if the sum of the Working Capital Adjustment, the Net Indebtedness Adjustment, the Seller HIA Tax Payment Adjustment and the Expenses Adjustment is a negative number, then (A) first, the Shareholders' Representative, on behalf of all Shareholders and each former holder of Eligible Options, shall direct the Paying Agent to pay an amount in cash equal to the entire amount of such shortfall out of the funds held by the Paying Agent and (B) second, to the extent such shortfall is not fully paid pursuant to (A), the Signing Shareholders, jointly and severally shall pay the additional amount of such shortfall, if any, and each of such amounts specified in (A) and (B) shall be deemed a decrease to the Merger Consideration hereunder and the Aggregate Option Consideration Amount, as the case may be; and

(iii)	if the sum of the Working Capital Adjustment, Net Indebtedness Adjustment, the Seller HIA Tax Payment Adjustment and Expenses Adjustment is zero, then no adjustment shall be made.

2.13    Seller Indemnity.    The Company and the Shareholders' Representative shall, prior to Closing, establish an indemnity fund pursuant to the Seller Contribution and Indemnity Agreement, in order to hold cash and shares of Purchaser Common Stock sufficient to cover, in part, the indemnification and other obligations of the Company and the Signing Shareholders after the Closing pursuant to Section 2.12 and Articles VIII and X. Upon the surrender of stock certificates representing Company Common Stock by Shareholders to the Exchange Agent, the Exchange Agent shall pay to the Paying Agent (i) for each AI Shareholder, for each share of Company Common Stock of such AI Shareholder, the amount of cash and number of shares of Purchaser Common Stock contemplated herein, and (ii) for each Non-AI Shareholder, for each share of Company Common Stock of such Non-AI Shareholder an amount in cash contemplated herein, in each of case of (i) and (ii) in the manner determined or provided in
Schedule 2.13.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Simultaneously with the execution of this Agreement, the Company has delivered to the Purchaser a disclosure schedule with numbered sections and subsections corresponding to the relevant sections and subsections in this Agreement (the "Company Disclosure Schedule"). Each item set forth in the Company Disclosure Schedule is identified by reference to, or grouped under a heading referring to, or by specific cross references to, a specific section or subsection of this Agreement. Capitalized terms used and not otherwise defined in the Company Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

In order to induce Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Purchaser and Merger Sub as follows:

3.01    Organization of the Company.    The Company is a corporation duly organized, validly existing and, with respect to its corporate formation and existence, is in good standing under the Laws of The Commonwealth of Massachusetts. Except as set forth in Schedule 3.01 of the Company Disclosure Schedule, each Company Subsidiary is an entity duly organized, validly existing and, with respect to its entity formation and existence, is in good standing under the Laws of its jurisdiction of formation. The Company, each Company Subsidiary has all requisite corporate power to own, operate and lease their respective assets and to carry on their respective businesses as now being conducted and as proposed to be conducted and is qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary, except where such failures to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions where the Company and each Company Subsidiary is so qualified or licensed to do business as a foreign corporation are set forth on Schedule 3.01 of the Company Disclosure Schedule. The Company has delivered to Purchaser or its counsel correct and complete copies of its Governing Documents and those of each Company Subsidiary.

3.02    Capitalization.    (a) The authorized capital stock of the Company consists solely of 28,500,000 shares of Company Common Stock, of which 21,607, 289 shares are issued and outstanding and held of record by the Persons and in the amounts set forth on Schedule 3.02 of the Company Disclosure Schedule hereto and 813,065 shares are held in the treasury of the Company. 3,676,167 shares of Company Common Stock are subject to issuance upon exercise of Company Options. All of the issued and outstanding shares of Company Common Stock and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized and validly issued and fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding.

(b)    Except for options issued under and pursuant to the Option Plan or as set forth in Schedule 3.02 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), preemptive rights or other Contracts, including any right of conversion or exchange under any outstanding security, instrument or Contract (collectively, referred to as "Company Options") obligating the Company or any Company Subsidiary to issue, sell or purchase any shares of capital stock of the Company or any Company Subsidiary or to grant, extend or enter into any security, instrument or Contract with respect to the capital stock of the Company. Schedule 3.02 of the Company Disclosure Schedule sets forth the name of each holder of a Company Option, a description of the exercise or purchase prices, vesting schedule, expiration dates, and the number of shares of Company Common Stock as to which such options would be exercisable if exercised in connection with the Merger. At the Closing, after giving effect to the transactions contemplated to occur at or prior to Closing hereunder, no options, warrants, convertible securities or rights will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of, or any registered capital of, the Company or any Company Subsidiary. All of the Company Options have been granted pursuant to the Option Plan.

(c)    Except as set forth in Schedule 3.02 of the Company Disclosure Schedule, there are no voting trusts, proxies or other similar commitments, understandings, restrictions or arrangements relating to the capital stock of the Company or any Company Subsidiary.

3.03    Company Subsidiaries and JV Entities.    (a) Schedule 3.03 of the Company Disclosure Schedule sets forth for each Subsidiary of the Company and each of the JV Entities (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock (or other equity interest), (iv) each of the record holders of issued and outstanding shares of each class of its capital stock (or other equity interest) and the number of such shares (or percentage of other equity interest) held by each of them, and (v) the number of shares of its capital stock held in treasury.

(b)    All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized, are validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws or as set forth in Schedule 3.03 of the Company Disclosure Schedule. Except as set forth in Schedule 3.03 of the Company Disclosure Schedule, there are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies, or other Contracts or understandings with respect to the voting of any capital stock of any Company Subsidiary. Except as set forth in Schedule 3.03 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Company Subsidiary.

3.04    Authorization; Enforceability.    The Company has full corporate power and authority to execute, deliver and perform this Agreement and the Seller Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject only to the Company Shareholder Approval required in connection with the consummation of the Merger. The Merger requires approval by the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock (the "Company Shareholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action on the part of the Company (except for the Company Shareholder Approval) in connection with the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by Purchaser and Merger Sub, is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar Laws affecting or relating to the rights of creditors generally, (ii) the discretion of any court or other judicial or administrative body, or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) matters of public policy.

3.05    Financial Statements.    Attached hereto as Schedule 3.05 of the Company Disclosure Schedule are (a) the audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the Company and the Company Subsidiaries as of and for the fiscal years ended December 31, 2004 and 2003, and the results of their operations and cash flows for each of the three fiscal years ended December 31, 2004, 2003 and 2002, including the notes thereto and the audit reports thereon of PricewaterhouseCoopers LLP (the "Financial Statements"), and (b) the unaudited consolidated balance sheet and related unaudited statements of income and cash flows for the Company and the Company Subsidiaries for and as of (i) the three-month period ended March 31, 2005, and (ii) the one-month periods ended April 30, 2005 and May 31, 2005 ((i) and (ii) collectively, the "Management Statements"). The Financial Statements and the Management Statements have been prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of the Company and the Company Subsidiaries. The Financial Statements and the Management Statements have been prepared in accordance with GAAP (subject, in the case of the Management Statements, to normally recurring year-end audit adjustments, which would not be material either individually or in the aggregate, and to lack of footnotes) for the periods presented and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the times and for the periods referred to therein.

3.06    Books and Records.    The books of account, minute books, stock record books and other records of the Company and each Company Subsidiary are complete, true and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate for a private company not subject to Section 404 of the Sarbanes-Oxley Act. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the boards of directors and all committees of the boards of directors of the Company and the Company Subsidiaries. True and complete copies of all minutes of the Company and the Company Subsidiaries occurring since June 30, 2000, have heretofore been delivered or made available to Purchaser or its counsel.

3.07    Absence of Undisclosed Liabilities.    Except as set forth in Schedule 3.07(a) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, other than those liabilities and obligations (a) which are not material in the aggregate, (b) which are set forth or adequately provided for in the December 31, 2004 Financial Statements or the March 31, 2005 balance sheet included within the Management Statements, or (c) have been incurred since March 31, 2005 in the Ordinary Course of Business.

3.08    Compliance with Law; Governmental Authorizations.    (a) Except as set forth in Schedule 3.08(a) of the Company Disclosure Schedule and except with respect to (i) Taxes which are addressed in and subject to Section 3.12, and (i) any Law addressed in and subject to Section 3.08(b), (ii) any Law addressed in and subject to clauses (c)(iii), (d) and (e) of Section 3.14, (iii) all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws, which are addressed in and subject to Section 3.21, and (iv) all applicable Environmental Laws which are addressed in and subject to Section 3.20, the Company and the Company Subsidiaries have complied in all material respects with, are not in material violation of, and have not received notices of material violation with respect to, any Law, with respect to the conduct of their business, or the ownership or operation of their business. The Company has previously provided or made available to Purchaser or its counsel true and correct copies of all reports of material inspections received by it with respect to each of the businesses and properties of the Company and each Company Subsidiary under applicable Laws which occurred since January 1, 2002, and resulted in the imposition of a material penalty or restriction.

(b)    Except as set forth in Schedule 3.08(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "Licenses") that are necessary for the business and operations of the Company and each Company Subsidiary, except where the failure to obtain or have such Licenses would not, reasonably be expected to have a Material Adverse Effect on the Company. All material Licenses of the Company are in full force and effect, and, to the Knowledge of the Company, no written notice of any pending violation has been received by the Company or any Company Subsidiary in respect of any of such material Licenses. The Company does not have any Knowledge that any material License will not be renewed in the ordinary course or will be revoked, terminated, suspended or impaired. The consummation of the transactions contemplated hereunder and the operation of the business of the Company (and each Company Subsidiary) by the Surviving Entity in the manner in which the Company and each Company Subsidiary currently operates will not require the transfer of any License that may not be transferred without the consent or approval of any Governmental Authority or other Person, except where the failure to have such Licenses would not, reasonably be expected to have a Material Adverse Effect on the Company.

3.09    No Conflicts; Change of Control.    (a) Except as set forth in Schedule 3.09(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Governing Documents of the Company, any Company Subsidiary (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any material property or assets of the Company or any Company Subsidiary under, any Material Contract to which the Company or any Company Subsidiary is a party or by which any of its material property or assets are bound, or to which any of the material property or assets of the Company or any Company Subsidiary is subject, or (iii) other than the Licenses (which is addressed in Section 3.08) and other than compliance with the Antitrust Laws, violate any Law applicable to the Company or any Company Subsidiary in any material respect or require the consent, approval or action of, filing with or notice to any Governmental Authority or other Person in order for the parties to consummate the transactions contemplate by this Agreement.

(b)    Except as set forth in Schedule 3.09(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a party pursuant to, permit a party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of, any Material Contract.

3.10    Contracts.    (a) Set forth on Schedule 3.10 of the Company Disclosure Schedule is a list each of the following Contracts to which the Company or any Company Subsidiary is a party or otherwise bound (and in the case of oral Contracts, summaries thereof):

(i)	(a) each Contract, that is executory in whole or in part and involves performance of services (other than sale or purchase orders for goods and materials) by the Company or any Company Subsidiary of an amount or value in excess of $500,000 individually for like services, other than any Terminable Contracts entered into in the Ordinary Course of Business and (b) each Contract, that is executory in whole or in part and involves the sale or purchase of goods or materials by the Company or any Company Subsidiary of an amount or value in excess of $1,000,000 individually for like goods or materials.

(ii)	each Contract, that is executory in whole or in part and was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $250,000 individually or $1,000,000 in the aggregate for like services, goods or materials;

(iii)	each (A) real property lease, rental or occupancy Contract, license, installment and conditional sale Contract and (B) other material Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or, material personal property other than, with respect to (B), Contracts for services, repair, construction or maintenance with payment obligations not exceeding $150,000 individually or $1,000,000 in the aggregate that are Terminable Contracts entered into in the Ordinary Course of Business.

(iv)	each collective bargaining Contract and any other material Contract to or with any labor union or other employee representative of a group of employees of the Company or any Company Subsidiary;

(v)	each joint venture, partnership or similar Contract involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person other than such Contracts entered into in the Ordinary Course of Business;

(vi)	each Contract containing outstanding covenant or other obligations (other than customary confidentiality and non-disclosure obligations entered into in the Ordinary Course of Business) that in any way restrict the business activity of the Company or any Company Subsidiary or limit the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person.

(vii)	each Contract relating to any Company or Company Subsidiary providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, other than Terminable Contracts entered into in the Ordinary Course of Business.

(viii)	each power of attorney that is currently effective and outstanding granted by and relating to the Company or any Company Subsidiary (other than powers of attorney delivered in the Ordinary Course of Business to (a) customs brokers and similar Persons involved in the transport of Company or Company Subsidiary goods, (b) the Company's auditors with respect to Tax matters and (c) the attorneys for the Company and any Company Subsidiary in connection with the prosecution of Intellectual Property rights);

(ix)	each written warranty, guaranty, and/or other similar undertaking with respect to a contractual performance extended by the Company or any Company Subsidiary, other than those which are otherwise set forth in the Material Contracts or entered into in the Ordinary Course of Business;

(x)	each written or oral Contract (provided that with respect to oral Contracts, only to the extent where such oral Contract involves payments in any twelve month period in excess of $100,000 individually, or with all such oral Contracts, in excess of $500,000 in the aggregate) with any key employee, consultant, director or officer of the Company or any Company Subsidiary, except for those employees and consultants whose compensation has been provided to Purchaser pursuant to Section 3.22 hereof;

(xi)	each Contract relating to Indebtedness of the Company or any Company Subsidiary for borrowed money and each Contract relating to the guarantee by the Company or any Company Subsidiary of Indebtedness of any Person for borrowed money;

(xii)	each Contract with material outstanding obligations or liability, contingent or otherwise, to which the Company or any Company Subsidiary is a party or is otherwise bound relating to the purchase, sale or lease of real property;

(xiii)	each Contract imposing a Lien, other than Permitted Liens, on any asset of the Company or any Company Subsidiary;

(xiv)	each material Contract relating to any loans or advances to, or investment in, any Person (other than loans, advances or investments in any Company Subsidiary);

(xv)	each Contract providing for the payment of cash or other compensation upon consummation of the Merger or the transactions contemplated thereby;

(xvi)	each sales distribution Contract or franchise Contract that is not a Terminable Contract and provides for compensation at an amount or rate which is higher than is customary or usual in the applicable business of the Company or such Company Subsidiary;

(xvii)	each Contract which the termination of, or expiration without renewal of, would reasonably be likely to cause a Material Adverse Effect on the Company.

(b)    Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary, as applicable, has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not in default in respect of, any Material Contract to which it is a party or by which it or any of its assets or properties is bound, except for such breaches or default with respect to all such Material Contracts as would not, in the aggregate be reasonably likely to have a Material Adverse Effect on the Company and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any Company Subsidiary or by any such other party. Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company or the Company Subsidiary (as applicable) and, to the Knowledge of the Company, the other party thereto, in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar Laws affecting or relating to the rights of creditors generally, (ii) the discretion of any court or other judicial or administrative body, or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) matters of public policy. Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, to the Company's Knowledge, neither the Company nor any Company Subsidiary has received a written notice of an uncured breach, default, or termination in connection with any Material Contract. The Company has delivered to Purchaser or its counsel complete, true and correct copies of all of the Material Contracts.

3.11    Litigation; Disputes.    (a) Except as set forth in Schedule 3.11(a) of the Company Disclosure Schedule, there is no material Litigation pending or, to the Knowledge of the Company, any pending governmental investigations or Litigation threatened against (as plaintiff or defendant) the Company, any Company Subsidiary before or by any Governmental Authority, or which questions or challenges the validity of the Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection herewith. There is no pending or, to the Knowledge of the Company, threatened claims for indemnification by the Company or any Company Subsidiary in favor of directors, officers, employees and agents of the Company or any Company Subsidiary.

(b)    Except as set forth in Schedule 3.11(b) of the Company Disclosure Schedule, since January 1, 2002, neither the Company nor any Company Subsidiary has been party to any action, suit, dispute, claim, inquiry or legal, administrative or other proceedings or governmental investigations before or by any Governmental Authority that resulted in or could result in a Material Adverse Effect.

3.12    Taxes.    Except as set forth in Schedule 3.12 of the Company Disclosure Schedule:

(a)	All Federal, state, local and foreign Returns and other material returns required to be filed by or on behalf of the Company or any Company Subsidiary through the date hereof have been filed, or requests for extensions have been timely filed and any such extensions have been granted and have not expired; and all such Returns required to be filed by or on behalf of the Company or any Company Subsidiary on or before the Closing Date will be timely filed. Each such Return was, and in the case of Returns that will be filed after the date hereof and before the Closing Date, will be, complete, true and correct in all material respects.

(b)	All material Taxes with respect to taxable periods covered by such Returns and all other material Taxes for which the Company or any Company Subsidiary is liable, for the periods covered by such Returns, except in the case of Taxes for which Returns are not required to be filed, or with respect to which the Company has received written notice from a Taxing Authority asserting potential liability, have been paid in full and the Estimated Closing Balance Sheet for the Company reflect an adequate reserve in accordance with GAAP (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company or any Company Subsidiary for all taxable periods and portions thereof through the date of the Estimated Closing Balance Sheet.

(c)	No Federal or other Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each material dispute or claim resulting from any audit or examination relating to Taxes by any Taxing Authority has been finally resolved and any amounts due as a result thereof have been paid. No material issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Returns of the Company and each Company Subsidiary have been examined by and settled with the Internal Revenue Service or other relevant Taxing Authority for all years through 2000. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)	No material Liens for Taxes exist with respect to any of the assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due or payable or for claims for Taxes, with a claimed amount not exceeding $100,000 in the aggregate, that the Company or any Company Subsidiary is diligently contesting in good faith through appropriate proceedings.

(e)	Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar Contract, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(f)	Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(g)	(i) No person has made with respect to either the Company or any Company Subsidiary, or any property held by the Company or any Company Subsidiary, any consent under Section 341 of the Code, (ii) no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code, (iii) neither the Company nor any Company Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and (iv) none of the assets of the Company or any Company Subsidiary is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(h)	There is no Contract or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(i)	The Company and each Company Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of material Taxes (including, without limitation, withholding of material Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable Laws.

(j)	Neither the Company, any Company Subsidiary nor any of its officers, directors, employees or, to the Knowledge of the Company, any independent contractors acting on behalf of the Company, has in any tax year participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code.

(k)	The Company has delivered to Purchaser or its tax representatives or made available to Purchaser or its tax representatives for inspection (A) complete, true and correct copies of all material Returns of the Company and each Company Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (B) complete, true and correct copies of all private letter rulings, and (C) complete, true and correct copies of all material (and currently effective, unresolved or pending, as the case may be) revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any Company Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any Company Subsidiary and relating to all material Taxes for all taxable periods for which the statute of limitations has not yet expired.

(l)	Schedule 3.12 of the Company Disclosure Schedule lists (A) each jurisdiction in which the Company or any Company Subsidiary joins or has joined for any taxable period ending after January 1, 2000, in the filing of any consolidated, combined or unitary Return, and (B) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Return.

(m)	Schedule 3.12 of the Company Disclosure Schedule lists each state, county, local, municipal or foreign jurisdiction in which the Company or any Company Subsidiary files, is required to file or has been required to file a Return relating to state and local income, franchise, net worth and sales and use Taxes or is or has been liable for any Taxes on a "nexus" basis at any time for taxable periods ending after January 1, 2000.

(n)	Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) within the two year period ending on the date of this Agreement or (ii) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of Shares contemplated by this Agreement.

(o)	The Company is not a United States real property holding company within the meaning of Section 897 of the Code.

(p)	Neither the Company nor any Company Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign tax Law.

(q)	Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other tax Law, domestic or foreign, by reason of a change in accounting method initiated by it or any other relevant party, and neither the Sellers nor the Company has any knowledge that any taxing authority has proposed any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary has any application pending with any taxing authority anywhere in the world requesting permission for any changes in accounting methods.

(r)	Since January 1, 2000, the Company has not made any material payments, is not obligated to make any material payments, and has not become a party to any Contract, including this Agreement, that under certain circumstances could obligate it to make material payments, that are not or will not be, as the case may be, deductible under Section 280G or 162(m) of the Code.

(s)	To the Knowledge of the Company, the Company has not reported on its income tax returns or taken any positions therein that could give rise to a substantial understatement of federal or other income tax within the meaning of Section 6662 of the Code or penalties under any similar statute.

(t)	Since January 1, 2000, neither the Company nor any Subsidiary has (i) at any time engaged in or entered into a "listed transaction" within the meaning of Treasury Reg. §§1.6011-4(b)(2), 301.6111-2(b)(2) or 302.6112-1(b)(2), or (ii) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax Return under state, local or foreign law.

(u)	The Company's direct and indirect foreign subsidiaries will not at Closing hold any investments in U.S. property as defined in Section 956 of the Code, and will not be required to include any amount in gross income after Closing with respect to such foreign subsidiaries pursuant to Section 951 of the Code by reason of pre-Closing transactions.

(v)	There are no circumstances existing which could result in the application of section 17, section 78, section 79 or section 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial Law to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has claimed nor will it claim any reserve under any provision of the Income Tax (Canada) or any equivalent provision under applicable provincial Law, if any amount could be included in the income of the Company or any Company Subsidiary for any period ending after the Closing Date.

(w)	With respect to all actions of the Company or a Company Subsidiary that would be subject to the Laws of Canada or its provinces, neither the Company nor any Company Subsidiary has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, nor has the Company or any Company Subsidiary been deemed to have done so for purposes of the Income Tax Act (Canada).

(x)	None of the Subsidiaries organized under the laws of a country other than the United States is or has ever been a "foreign investment company" within the meaning of Section 1246(b) of the Code or a "passive investment company" within the meaning of Section 1297 of the Code.

(y)	Neither the Company nor any Subsidiary has engaged in any "intercompany transaction" in respect of which income or gain that is material in the aggregate (disregarding any losses arising from any such intercompany transaction) continues to be deferred pursuant to Treasury Reg. § 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign law.

3.13    Absence of Certain Changes or Events.    Except as set forth on Schedule 3.13 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and each Company Subsidiary has conducted its respective business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13 of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has:

(a)	split, combined, classified or taken similar action with respect to any of its capital stock or other equity interests issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for shares of its authorized or issued capital stock or other equity interests; granted any option or right to purchase shares of its capital stock or other equity interests; issued any shares of capital stock or other equity interests; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock or other equity interests; or adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or declared or paid any dividend or other distribution or payment in respect of shares of its capital stock or other equity interests;

(b)	amended its Governing Documents;

(c)	paid or increased any bonuses, salaries, severance, termination payments or other compensation to any Principal Shareholder, director, officer or employee (other than in the Ordinary Course of Business);

(d)	(i) adopted or terminated or (ii) in any material respect, amended or increased the payments to or benefits under, any Benefit Plan for or with any employees of the Company or any Company Subsidiary;

(e)	damaged, destroyed or lost any assets or properties of the Company or any Company Subsidiary, whether or not covered by insurance, where such damage, destruction or loss would reasonably be expected to have a Material Adverse Effect on the Company;

(f)	except as disclosed on Schedule 3.10 of the Company Disclosure Schedule, materially amended, renewed, failed to renew, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) of any Material Contract set forth in subsections (i), (iii)(A), (iv), (v), (xii), (xiv), (xv) and (xvii) of Section 3.10 (or, for any Contract that was terminated since the Balance Sheet Date, was a Material Contract set forth in subsections (i), (iii)(A), (iv), (v), (xii), (xiv), (xv) and (xvii) of Section 3.10 at any time since the Balance Sheet Date), or defaulted (beyond any applicable notice or grace period) on any of its obligations under any Material Contract set forth in subsections (i), (iii)(A), (iv), (v), (xii), (xiv), (xv) and (xvii) of Section 3.10 or entered into any new Material Contract set forth in subsections (i), (iii)(A), (iv), (v), (xii), (xiv), (xv) and (xvii) of Section 3.10 or to the Knowledge of the Company, took any action that would reasonably be expected to jeopardize the continuance of its material supplier or customer relationships;

(g)	except in the Ordinary Course of Business, sold, leased, licensed or otherwise disposed of any asset or property material to the business of the Company or any Company Subsidiary (other than tangible personal property that has been damaged or rendered obsolete), or, except pursuant to the First Lien Credit Documents, imposed a Lien upon any asset or property of the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary,

(h)	incurred or assumed any Indebtedness in excess of $500,000 in the aggregate except for borrowings and issuance of letters of credit under the First Lien Credit Documents, (ii) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than endorsements of checks in the Ordinary Course of Business) in excess of $100,000 in the aggregate, or (iii) made any loans, advances or capital contributions to, or investment in, any Person, other than employee travel and expense advances in the Ordinary Course of Business in excess of $100,000 in the aggregate;

(i)	paid, discharged or satisfied any liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(j)	made any change in any method of accounting or accounting practices or procedures;

(k)	sold, disposed of or surrendered or disaggregated any material License or any portion thereof;

(l)	accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(m)	delayed or accelerated payments of any accounts payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(n)	failed to replenish inventories and supplies of the Company or any Company Subsidiary in the Ordinary Course of Business, or entered into any purchase commitment not in the Ordinary Course of Business;

(o)	made any acquisition of all or any significant part of the assets, capital stock, properties, securities or business of any other Person or made any revaluation of any assets or properties or material write down or write off of the value of any assets or properties in any such case;

(p)	entered into any collective bargaining Contract or any other Contract with any labor union or association representing any group of employees, or been subject to any strike, picket, work stoppage, work slowdown, work stoppage, labor dispute or been subject to any application for certification or union organizing drive;

(q)	made any capital expenditure or any other investment (or series of related investments), or entered into any Contract or commitment therefor, in excess of $250,000 individually or $500,000 in the aggregate except pursuant to the Company's capital expenditure budget set forth on Schedule 3.13;

(r)	written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the Ordinary Course of Business; or

(s)	agreed, whether orally or in writing, to do any of the foregoing.

Since the Balance Sheet Date, (i) neither the Company nor any Company Subsidiary has received written notice of any event that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company and (ii) to the Knowledge of the Company, there has not been any event that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.14    Employee Benefit Plans.    (a) Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, and except for customary payroll practices and policies, including overtime compensation, paid vacation, holiday and sick days, paid leaves of absence, travel and automobile allowances and expense reimbursements (which are set forth in Schedule 3.22 of the Company Disclosure Schedule), neither the Company nor any Company Subsidiary maintains or contributes to or has any obligation or liability (absolute, contingent or otherwise) with respect to, and none of the employees of the Company or any Company Subsidiary is covered by, any bonus, deferred compensation, incentive compensation, severance pay, pension, profit sharing, retirement, group or individual insurance, welfare benefit, stock appreciation right, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal, informal, funded or unfunded (collectively, the "Benefit Plans"). Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, none of the Benefit Plans is, and neither the Company nor any Company Subsidiary (or any of their ERISA Affiliates) has, since January 1, 1999, maintained or had an obligation to contribute to, or incurred any other obligation respect to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi-employer plan" as defined in Section 3(37) of ERISA, (a "Multiemployer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the Code, (iv) a funded welfare benefit plan, as defined in Section 419 of the Code or (v) a "multi-employer pension plan" as defined in the Pension Benefits Act (Ontario). Neither the Company nor any Company Subsidiary has any Contract or commitment to create any additional Benefit Plan, or, except as may be required by Law or by the terms of such Plan, to modify or change any existing Benefit Plan. Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any ERISA Affiliates.

(b)    With respect to each Benefit Plan, the Company and each Company Subsidiary has heretofore delivered or caused to be delivered or made available to Purchaser true, correct and complete copies of (i) all documents which comprise the current version of each of such Benefit Plan, including any related trust agreements, insurance Contracts, or other funding or investment Contracts and any amendments thereto, and (ii) with respect to each Benefit Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (w) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (x) the current summary plan description (and any summary of material modifications thereto), (y) the most recently filed certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, and (z) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Benefit Plan. Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the Tax status or materially affect the cost of maintaining such Benefit Plan, and none of the Benefit Plans has been or will be amended prior to the Closing Date.

(c)    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule,

(i)	each Benefit Plan (and each related trust, insurance Contract or fund) is in compliance with, in all material respects in form with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and has been maintained and operated in substantial compliance with its terms and the requirements of all such Laws;

(ii)	each Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is presently qualified and has been determined by the IRS to be so qualified as evidenced by a determination letter of the IRS and no event has occurred since the issuance of such letter that could adversely affect such qualified status;

(iii)	all filings required by ERISA, the Code, the Income Tax Act (Canada) or other applicable Law as to each Benefit Plan have been timely filed, and all reports, notices and disclosures to participants and beneficiaries under each Benefit Plan required by either ERISA or the Code have been timely and appropriately distributed or otherwise provided;

(iv)	no complete or partial termination or wind up of any Benefit Plan has occurred since January 1, 1999, or is expected to occur;

(v)	no condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan, and the Company or any Company Subsidiary may terminate or cease contributions to any Benefit Plan without incurring any material liability; and

(vi)	no event has occurred and no condition or circumstance exists that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof other than such increases as may be the result of salary increases or workforce changes occurring in the Ordinary Course of Business.

(d)    All group health plans covering employees of the Company or any Company Subsidiary have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to provide health benefits or other non pension benefits to retired or other former employees (or their beneficiaries), except as specifically required by COBRA. All group health plans covering employees of the Company or any Company Subsidiary comply in all material respects with Chapter 100 of the Code and Part 7 of Title I of ERISA.

(e)    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule:

(i)	full payment has been timely made of all amounts which the Company or any Company Subsidiary is required, under applicable Law or under any Benefit Plan or any Contract relating to any Benefit Plan to which the Company or any Company Subsidiary is a party, to have paid, including all contributions and premiums thereunder, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof;

(ii)	all contributions, premiums and payments paid or accrued with respect to any Benefit Plan have been fully deducted or will be deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any Governmental Authority, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such challenge or disallowance;

(iii)	to the Knowledge of the Company, no amount, or any asset, with respect to any Benefit Plan is subject to tax as unrelated business taxable income under the Code; and

(iv)	the Company and each Company Subsidiary has made adequate provisions in its financial records and statements, in accordance with GAAP applied on a consistent basis and prior practices of the Company, for all obligations and liabilities under all Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any Benefit Plan or related Contracts.

(f)    Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan that would result in a material Liability nor have there been any fiduciary violations under ERISA or other event which could subject the Company or any Company Subsidiary (or any officer, director or employee thereof) to any material penalty or Tax under Sections 502 of ERISA or Chapter 43 of the Code.

(g)    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or, to the Knowledge of the Company, other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other Governmental Authority, and (ii) there is no action, suit or claim pending nor, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(h)    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule or in the Change of Control Agreements, neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated thereby will: (i) entitle any current or former employee of the Company or any Company Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

(i)    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, no Company Subsidiary organized in Canada has sponsored, established, or contributed to a "pension plan" as that term is defined in the Pension Benefits Act (Ontario) or pursuant to any other Canadian legislation governing registered pension plans.

3.15    Intellectual Property.    (a) Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, the Company and each Company Subsidiary owns or has the valid right to use all Intellectual Property that is material to the conduct of their respective businesses as presently conducted or as presently intended to be conducted, provided, all representations in this sentence with respect to the validity of another Person's rights in and to the Company Licensed Intellectual Property are made to the Knowledge of the Company (such Intellectual Property, together with the Company Owned Intellectual Property and the Company Licensed Intellectual Property, the "Company Intellectual Property").

(b)    Set forth on Schedule 3.15 of the Company Disclosure Schedule is a complete and accurate list of all United States, international and state (i) patents and patent applications, (ii) Trademark registrations and applications and all material unregistered Trademarks, (iii) Internet domain names, and (iv) copyright registrations and applications owned by the Company or any Company Subsidiary, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and title/mark/domain name, as appropriate (the "Company Owned Intellectual Property").

(c)    Set forth on Schedule 3.15 of the Company Disclosure Schedule is a complete and accurate list of (i) each Contract that is in effect pursuant to which the Company or any Company Subsidiary uses the Intellectual Property of another Person in any manner that is material to the conduct of the business of the Company or any Company Subsidiary (the "Company Licensed Intellectual Property") and (ii) each Contract that is in effect pursuant to which the Company or any Company Subsidiary grants to another Person (A) the non-exclusive right to use an item of Company Intellectual Property in any material manner or (B) the exclusive right to use an item of Company Intellectual Property (the "Third-Party Licensed Intellectual Property", and collectively with the Company Licensed Intellectual Property, the "Licensed Intellectual Property"; all Contracts set forth on, or required to be set forth on, Schedule 3.15 of the Company Disclosure Schedule pursuant to this Section 3.15(c) are herein referred to as the "License Agreements").

(d)    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, the material Company Owned Intellectual Property and the material Company Licensed Intellectual Property is solely and exclusively owned or is licensed, as applicable, by the Company and each Company Subsidiary, as applicable, free and clear of all Liens (subject to any Liens on the Company Licensed Intellectual

Property imposed pursuant to the terms and conditions of the License Agreements set forth on Schedule 3.15 of the Company Disclosure Schedule or granted by the licensor, provided that the Company does not have Knowledge of any Liens granted by such licensor other than Permitted Liens), and either the Company or a Company Subsidiary is listed in the records of the appropriate United States, state or foreign agency as the sole owner or assignee of record for each item of Company Owned Intellectual Property, except for unregistered Trademarks. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, each of the Company Owned Intellectual Property registrations and applications and common law trademarks that are either (i) material to the respective businesses of the Company or any Company Subsidiary or (ii) comprised of Third-Party Licensed Intellectual Property, are, to the Knowledge of the Company, valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written, or, to the Knowledge of the Company, oral notification of any pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the material Company Intellectual Property or the Intellectual Property comprising material Third-Party Licensed Intellectual Property.

(e)    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, there are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is a party or is otherwise bound, which (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property, (ii) restrict the business of the Company or any Company Subsidiary in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property, provided all representations and warranties contained in this sentence with respect to Company Licensed Intellectual Property are to the Knowledge of the Company. Neither the Company nor any Company Subsidiary has licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements and no royalties, honoraria or other fees are payable by the Company or any Company Subsidiary for the use of or right to use any Company Intellectual Property in connection with their respective businesses as currently conducted, except pursuant to the License Agreements.

(f)    The Company and each Company Subsidiary takes reasonable measures to protect the confidentiality of its respective material Trade Secrets. To the Knowledge of the Company, except as set forth on Schedule 3.15 of the Company Disclosure Schedule, no material Trade Secret of the Company or any Company Subsidiary has been improperly disclosed or has been misappropriated by another Person.

(g)    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, the conduct of the business of the Company and each Company Subsidiary, as currently conducted or as currently intended to be conducted, does not infringe or misappropriate the Intellectual Property rights of any Person. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice, or, to the Knowledge of the Company, oral notification that the conduct of the business of the Company or any Company Subsidiary infringes any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights, except to the extent that such infringement, defamation or violation is not reasonably likely to result in a material claim against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, oral notification of any pending or threatened claims or suits (i) alleging that the activities of the Company or any Company Subsidiary or the conduct of their respective businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, except to the extent that such infringement, use, allegation or violation is not reasonably likely to result in a material claim against the Company or any Company Subsidiary or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(h)    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or otherwise violating any material Company Intellectual Property or any material Third Party Licensed Intellectual Property, and no such claims are pending against a third party by the Company or any Company Subsidiary.

(i)    After the deliveries provided for in this Agreement have occurred, neither the Principal Shareholders nor any current or former officer, director or employee of the Company or any Company Subsidiary (or any family member thereof) will retain any rights of ownership or use (other than on behalf of the Company in the ordinary course of the Company's business) with respect to the material Company Intellectual Property or any material Third Party Licensed Intellectual Property.

(j)    The Company and each Company Subsidiary owns or has the right to use all Software used in its respective business, provided, all representations in this sentence with respect to the validity of another Person's rights in and to the Software are made to the Knowledge of the Company. No unlicensed copies of any mass market Software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements have been installed or maintained on any of the Company's computers or computer systems by, or at the direction or with the express permission of a manager, division head or similarly credentialed agent of, the Company or any Company Subsidiary, and no such unlicensed copies used for the business of the Company or any Company Subsidiary are installed on the computers of the Company or any Company Subsidiary.

(k)    The Company or a Company Subsidiary has filed trademark applications in China for registration of the trademarks CROCK-POT in International Classes 11, 16, 21 and 25 and SEAL A MEAL in International Classes 7 and 16.

3.16    Title to and Condition of Properties; Liens.    Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the Company and each Company Subsidiary has good, valid and marketable title to, or in the case of leased or licensed property, has a valid leasehold or license interest in and to each material item of plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible and intangible personal property that the Company and each Company Subsidiary purports to own on its books and records or otherwise free and clear of all Liens except Permitted Liens. The rights, properties and other assets presently owned, leased or licensed by the Company or any Company Subsidiary and described in this Section 3.16 or elsewhere in this Agreement include all such material rights, properties and other assets necessary to permit the Company or any Company Subsidiary to conduct their respective businesses in all material respects in the same manner as such businesses are presently conducted. Other than leased or licensed assets, or other assets for which the Company has a valid right to use, and except as set forth on Schedule 3.16 of the Company Disclosure Schedule, there are no material assets owned by any third party which are used in the operation or conduct of the business of the Company or any Company Subsidiary. All material tangible property owned by the Company or a Company Subsidiary or used by the Company or a Company Subsidiary in the operation of its respective businesses is used, maintained and operated in the Ordinary Course of Business.

3.17    Real Property.    (a) Schedule 3.17 of the Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or a Company Subsidiary (individually, an "Owned Property") and identifies any material easement or operating agreement relating thereto that would reasonably be expected to have a material adverse effect on the use or operation thereof. Schedule 3.17 of the Company Disclosure Schedule also sets forth a complete list of all real property leased or subleased (as lessee or sublessee) by the Company or a Company Subsidiary (individually, a "Leased Property" and, together with the Owned Property, the "Real Property"), and identifies all of the lease and sublease agreements and all other Contracts granting such leasehold interests, rights, options, easements or other interests, as amended to date relating to the Leased Property (the "Leases"). A true, complete, and correct copy of each of the Leases has previously been delivered or made available to the Purchaser or its counsel. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or a Company Subsidiary or, to the Knowledge of the Company, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the relevant Company or Company Subsidiary, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect, there are no outstanding uncured notices of default or termination, and no right of such Company or Company Subsidiary in any such sublease conflicts with such prime lease. There are no subleases, licenses or other Contracts granting to any person other than the relevant Company or Company Subsidiary any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases.

(b)    Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, the Company or a Company Subsidiary, as applicable, has good and marketable fee simple title to all Owned Property and good and valid title to the leasehold estates in all Leased Property and to all plants, buildings, and improvements thereon, free and clear of any Liens, except for Permitted Liens. The Company or a Company Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the Real Property. No Person other than the Company or a Company Subsidiary has any right to use or occupy any part of the Real Property. Each Company Subsidiary organized in China holds a land use certificate for grant land for the properties on which their facilities are constructed.

(c)    Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, all improvements located on the Real Property are used, maintained and operated in the Ordinary Course of Business and, to the Knowledge of the Company, are structurally sound with no known material structural defects, ordinary wear and tear excepted. Neither the Company nor any Company Subsidiary has experienced any material interruption in the material plumbing and electrical systems at the Real Property within the last year. To the Knowledge of the Company, no landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would interfere in any material respect with the use of any material portion of the Leased Property. To the Knowledge of the Company, no landlord under the Leases has any plans to make any material alterations to any of the buildings located on any Leased Property, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

(d)    The Company and each Company Subsidiary has obtained all material permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of (i) all Governmental Authorities having jurisdiction over any of the premises comprising Real Property and (ii) from all insurance companies and fire rating and other similar boards and organizations having jurisdiction over any of the premises comprising Real Property (collectively, the "Insurance Organizations") and have been issued to the Company or Company Subsidiary to enable each premises comprising Real Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and used and are, as of the date hereof, in full force and effect in all material respects. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority having jurisdiction over any premises comprising Real Property, or from any Insurance Organization, threatening a suspension, revocation, modification or cancellation of any material Real Property Permit or of any insurance policies, and to the Knowledge of the Company, there exists no violation of a material Real Property Permit.

(e)    Neither the Company nor any Company Subsidiary has received any written notice of, and to the Knowledge of the Company, any oral notice, of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising Real Property or any part thereof.

3.18    Inventory.    Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, all of the inventories of the Company and each Company Subsidiary consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the books and records of the Company to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company and each Company Subsidiary. To the Knowledge of the Company, all work in process and finished goods inventory held by the Company or any Company Subsidiary is free of any material Defect or other material deficiency.

3.19    Related Parties.    Except as set forth on Schedule 3.19 of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Principal Shareholders nor the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any current director or officer of the Principal Shareholders, the Company or any Company Subsidiary, or any of their family members (individually a "Related Party" and collectively the "Related Parties"), or any Affiliate of the Principal Shareholders, the Company or any Company Subsidiary: (a) owns, directly or indirectly, any interest in any Person which is (i) a competitor of the Company or any Company Subsidiary, (ii) a supplier of the Company or any Company Subsidiary, or (iii) a customer of the Company or any Company Subsidiary (except as an owner of three percent (3%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market); (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the business of the Company or any Company Subsidiary; (c) has an interest in or is, directly or indirectly, a party to any Material Contract pertaining or relating to the Company or any Company Subsidiary, except for employment, consulting or other personal service Contracts that may be in effect and which are set forth on Schedule 3.10 of the Company Disclosure Schedule; or (d) to the Knowledge of the Company, has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Subsidiary.

3.20    Environmental Matters.    Except as set forth on Schedule 3.20 of the Company Disclosure Schedule (which Schedule shall be revised to the reasonable satisfaction of Purchaser by the Company no later than July 8, 2005 to specifically indicate the subparagraphs of this Section 3.20 to which such disclosure applies), (a) each of the Company and each Company Subsidiary has obtained all material licenses, permits, authorizations, approvals and consents (collectively, the "Environmental Permits") from Governmental Authorities which are required in respect of its current business, operations, assets or properties under any applicable Environmental Law. The Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any Environmental Law.

(b)    No Order, complaint or Environmental Claim has been received by the Company or any Company Subsidiary; neither the Company nor any Company Subsidiary has received notice of any material penalty, damages or other costs being assessed or awarded against the Company or any Company Subsidiary; and no settlement or Contract has been entered into by the Company or any Company Subsidiary; and, to the Knowledge of the Company, no investigation or review has been done by or at the request or direction of a Governmental Authority with respect to the Company or any Company Subsidiary or any of its respective properties (collectively, "Environmental Enforcement Liability"), nor to the Knowledge of the Company, are any pending or threatened by any Person with respect to any alleged continuing and/or uncorrected failure by the Company or any Company Subsidiary to comply with any applicable Environmental Law, including without limitation any alleged continuing and/or uncorrected failure to have and comply with any required Environmental Permit, or with respect to any treatment, storage, recycling, transportation, disposal or unremediated Release of any Hazardous Material which Environmental Enforcement Liability, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect on the Company, and the Company does not have Knowledge of, and neither the Company or any Company Subsidiary are in possession of any written materials indicating, any facts or circumstances which would be reasonably expected to form the basis for any such Environmental Enforcement Liability.

(c)    (i) Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any prior owner, operator or lessee of any property now or previously owned, operated or leased by the Company or any Company Subsidiary has handled any Hazardous Material in violation of Environmental Law (in such a manner as would be likely to result in a material liability of the Company or any Company Subsidiary) on any property now or previously owned, operated or leased by the Company or any Company Subsidiary except for waste packaging material, office supplies and cleaning materials of a type and quantity typically used or generated by the type of business conducted by the Company and the

Company Subsidiaries; and, (ii) without limiting the foregoing, to the Knowledge of the Company (A) no polychlorinated biphenyls are or have been Released, transported, disposed of or stored in violation of Environmental Law or in a manner which would be reasonably expected to result in material liability of the Company or any Company Subsidiary, (B) no asbestos is or has been present, (C) there are no underground or above ground storage tanks, active or abandoned which are in violation of Environmental Law or which have been maintained in a manner which would be reasonably expected to result in material liability of the Company or any Company Subsidiary, (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, or which would be reasonably expected to result in material liability pursuant to, any Environmental Law, at, on, under or from any property now or previously owned, operated or leased by the Company or any Company Subsidiary, during any period that the Company or any Company Subsidiary owned, operated or leased such property or, to the Knowledge of the Company, prior thereto.

(d)    The Company has not received written notice that the Company or any Company Subsidiary has transported or arranged for the transportation of any Hazardous Material to a location which is the subject of any Environmental Enforcement Liability, action, suit, arbitration or proceeding that would be reasonably expected to lead to any Environmental Claim(s) that would be reasonably expected to result in a material liability to the Company or any Company Subsidiary, and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has transported or arranged for the transportation of any Hazardous Material to any such location.

(e)    No written or, to the Knowledge of the Company, oral notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Company Subsidiary and no property now or previously owned, operated or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") or on any similar state list of sites requiring investigation or clean up.

(f)    There are no Liens arising under or pursuant to any Environmental Law on any Real Property owned, operated or leased by the Company or any Company Subsidiary, other than any such Liens on Real Property not individually or in the aggregate material to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company oral notice, of any action by any Governmental Authority has been taken or is in process which could subject any of such properties to such Liens, and neither the Company nor any Company Subsidiary has been, and to the Knowledge of the Company is expected to be, required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

(g)    Since January 1, 2000, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses or reports thereof which were conducted by, or which are in the possession of, the Company or any Company Subsidiary for any property or facility now or previously owned, operated or leased by the Company or any Company Subsidiary which have not been delivered or made available to Purchaser prior to the execution of this Agreement.

3.21    Labor Matters.    (a) There is no labor strike, sympathy strike, dispute, corporate campaign, slowdown, sit-down, stay-in, sick-out, walk-out, work stoppage or lockout, retarding of work, boycott or similar labor difficulty or other interference against or affecting the Company or any Company Subsidiary (all of the foregoing referred to as "Work Interference") and, to the Knowledge of the Company, no Work Interference is threatened. Since January 1, 2000, no Work Interference has occurred or was threatened.

(b)    Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar Contract with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary.

(c)    No labor union has been certified by the National Labor Relations Board or any similar foreign Governmental Authority as bargaining agent for any of the employees of the Company or any Company

Subsidiary; no notice has been received by the Company from any labor union stating that it has been designated as the bargaining agent for any of said employees; and, to the Knowledge of the Company, no petition or application for certification has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

(d)    Neither the Company nor any Company Subsidiary has received written notice or, to the Knowledge of the Company oral notice, that any of the employees of the Company or any Company Subsidiary is represented by any labor organization and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company or any Company Subsidiary since January 1, 2000, nor does any question concerning representation exist concerning such employees.

(e)    No collective bargaining Contract which is binding on the Company or any Company Subsidiary restricts any of them from relocating or closing any of their operations.

(f)    A true and complete copy of each current material written personnel policy, rule and procedure applicable to employees of the Company or any Company Subsidiary has been delivered or made available to Purchaser or its counsel and is listed on Schedule 3.21 of the Company Disclosure Schedule.

(g)    Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, pay equity, hours of work and occupational safety and health, and, to the Knowledge of the Company, is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws.

(h)    Neither the Company nor any Company Subsidiary has received notice that an unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending before the National Labor Relations Board or any similar state or foreign agency, nor, to the Knowledge of the Company, has such a charge or complaint been threatened.

(i)    There is no presently pending grievance arising out of any collective bargaining Contract or other grievance procedure.

(j)    Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, to the Knowledge of the Company, no charge with respect to or relating to the Company or any Company Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of discriminatory or other unlawful employment practices.

(k)    Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, since January 1, 2000, (i) neither the Company nor any Company Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign "plant closing" Law or regulation and (iv) none of the Company's or any Company Subsidiary' employees has suffered an "employment loss"(as defined in the WARN Act) during the six month period prior to the date hereof.

(l)    With respect to any Company Subsidiary organized in Canada, there is no pending or, to the Knowledge of the Company, threatened, Litigation that would reasonably be likely to materially adversely affect the accident cost experience rating in respect of its business.

(m)    With respect to any Company Subsidiary organized in China, except as set forth on Schedule 3.21 of the Company Disclosure Schedule, all employees of such Company Subsidiaries are employees at will and may be terminated upon not more than two month's notice.

3.22    Officers and Employees.    Prior to the date hereof, the Purchaser has been provided with a true and complete list of the names, titles and current salaries of all full-time and part-time employees and consultants of the Company or any Company Subsidiary whose annual salary, as of June 1, 2005, excluding bonus, exceeds $70,000. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, there is no employment Contract, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company or any Company Subsidiary is a party (a) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (b) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

3.23    Brokers and Finders.    Except as set forth on Schedule 3.23 of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby. All commission and fees of each of the parties set forth on Schedule 3.23 of the Company Disclosure Schedule shall be paid by the Company at or prior to the Closing or included in the Expenses.

3.24    Banking Relationships.    Schedule 3.24 of the Company Disclosure Schedule sets forth the names and locations of the primary banking and lock box accounts of the Company or any Company Subsidiary and any safe deposit boxes.

3.25    Chapter 110C of the General Laws of Massachusetts; Board Recommendation.    (a) Prior to the date hereof, the Board of Directors of the Company or the Company, as the case may be, (i) has authorized and approved the execution of this Agreement, (ii) authorized and approved the Merger and the transactions contemplated thereby, and (iii) authorized all actions necessary to be taken to render the provisions of Chapter 110C of the General Laws of Massachusetts inapplicable to this Agreement and the transactions contemplated hereby.

(b)    The Board of Directors of the Company at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of its shareholders of the Company and has approved the same, and (ii) resolved to recommend that the shareholders of the Company adopt this Agreement and the transactions contemplated hereby, including the Merger.

3.26    Customers and Suppliers.    Set forth on Schedule 3.26 of the Company Disclosure Schedule is a list of (a) each of the 10 largest customers (as measured by revenue generated) and suppliers (as measured by expenditures made) of the Company and the Company Subsidiaries (on a consolidated basis) for the year ended December 31, 2004, (b) a list of suppliers of goods and services necessary for the conduct of the business of the Company or a Company Subsidiary, as presently conducted, which cannot be obtained from alternate sources on terms and conditions materially comparable to those presently available to the Company or a Company Subsidiary, and (c) that certain other customer of the Company (collectively, the "Significant Customers and Suppliers"). Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, there are no pending material disputes or controversies between the Company or any Company Subsidiary and any of the Significant Customers and Suppliers and, to the Knowledge of the Company, none of the Significant Customers and Suppliers (x) has or is contemplating terminating or materially diminishing its business or relationship with the Company or any Company Subsidiary with which it does business or (y) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect future relationships of the Company or any Company Subsidiary with such Person.

3.27    Products; Product Liability.    (a) Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, there are not presently pending, or, to the Knowledge of the Company, threatened by any Governmental Authority, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary. Except as may be set forth in the Material Contracts delivered to Purchaser or its counsel, neither the Company nor any Company Subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, other than in the Ordinary Course of Business. True, correct and complete copies of all material correspondence received or sent by or on behalf of the Company, any Company Subsidiary since January 1, 2003 from or to any Governmental Authority with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any Product, the subject matter of which may result in a material liability to the Company, any Company Subsidiary, have previously been made available to Purchaser. Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is currently investigating or considering a recall, withdrawal or suspension from the market of any Product.

(b)    Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, each Company Subsidiary organized in China obtains legal title to its raw materials from inside and outside of China and exports to purchasers outside of China.

3.28    Insurance.    Schedule 3.28 of the Company Disclosure Schedule sets forth a true and complete list and description of all insurance policies, other insurance arrangements and other Contracts for the transfer or sharing of insurance risks by the Company or any Company Subsidiary in force on the date hereof with respect to the business or assets of the Company or any Company Subsidiary (the "Company Insurance Policies"), together with the deductible and coverage limit of each such insurance policy or other arrangement and a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement. The Company has previously provided to the Purchaser true and complete copies of all of the Company Insurance Policies, as amended to the date hereof. All of the Company Insurance Policies are in full force and effect and are valid and enforceable in accordance with their terms, all premiums due on the Company Insurance Policies have been paid by the Company or a Company Subsidiary (as applicable), all applications for the Company Insurance Policies were accurate in all material respects when made and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms and provisions of the Company Insurance Policies. Except as set forth on Schedule 3.28 of the Company Disclosure Schedule, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any of the Company Insurance Policies or arrangement nor, to the Knowledge of the Company, is the termination of any of the Company Insurance Policies threatened, (b) there is no material claim pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on similar terms as now in effect (excepting general market pricing increases and coverage limitations) and (d) neither the Company nor any Company Subsidiary maintains any self insurance.

3.29    Casualties.    Since the Balance Sheet Date neither the Company nor any Company Subsidiary has been affected in any material way as a result of a flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance).

3.30    Propriety of Past Payments.    To the Knowledge of the Company, (a) no unrecorded fund or asset of the Company or any Company Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or any Company Subsidiary, and (c) none of the Company or any Company Subsidiary, nor, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, on behalf of the Company or any Company Subsidiary, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company or any Company Subsidiary, or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for the Company or any Company Subsidiary, or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or any Affiliate of the Company or (iv) otherwise for the benefit of the Company or any Company Subsidiary, or any Affiliate of the Company in violation of any Law, (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property) to which the Company or any Company Subsidiary is subject. Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. To the Knowledge of the Company, the Company and each Company Subsidiary has conducted its business in a manner that complies with the U.S. Foreign Corrupt Practices Act.

3.31    Customs.    The Company is in material compliance with the imported inventory valuation limitations imposed under Treasury Regulation 1.1059A-1. The Company does not have any material undisclosed liability for U.S. Customs duty, interest, or penalties. All of the Harmonized Tariff Schedule of the U.S. classifications assigned to the imported products of the Company are correct in all material respects. Except as set forth in Section 3.31 of the Company Disclosure Schedule, the Company has not provided any assists, as defined in the Regulations of U.S. Customs and Border Protection, to any foreign supplier of the Company's imported products.

3.32    Full Disclosure.    No representation or warranty by the Company contained in this Agreement, and no statement contained in any agreement, schedule or certificate delivered through the Closing Date by the Company to Purchaser pursuant to the provisions hereof, contains, or will contain at the time delivered, any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

ARTICLE IIIA
REPRESENTATIONS AND WARRANTIES OF
THE SIGNING SHAREHOLDERS

In order to induce Purchaser and Merger Sub to issue the Stock Consideration, enter into this Agreement and to consummate the transactions contemplated hereby, each of the Signing Shareholders represents and warrants, severally and not jointly and as to themselves and not as to any of the other Signing Shareholders, to Purchaser and Merger Sub, as of the date such party executes this Agreement or a Joinder Signature Page, and as of the Closing, as follows:

3A.01    Capacity.    (a) Such Signing Shareholder is a natural person or a legal entity of the type set forth opposite such Signing Shareholder's name on Schedule 3.02 of the Company Disclosure Schedule. Such Signing Shareholder who is a natural person is of legal age and capacity and has all requisite power and authority to execute and deliver (at the time of delivery specified herein, to the extent specified) this Agreement and any Seller Ancillary Agreements to which he or she is a party and to perform his or her obligations under this Agreement and such Seller Ancillary Agreements. Each Signing Shareholder that is not a natural person is an entity duly organized, validly existing and, with respect to its entity formation and existence, is in good standing under the Laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver (at the time of delivery specified herein, to the extent specified) this Agreement and any Seller Ancillary Agreements to which it is a party and to perform his or her obligations under this Agreement and such Seller Ancillary Agreements and has taken all necessary entity action to authorize the execution, delivery and performance of this Agreement.

3A.02    Validity and Execution of Agreements.    This Agreement and each of the Seller Ancillary Agreements to which such Signing Shareholder is a party have been duly executed and delivered by such Signing Shareholder and, assuming due authorization, execution and delivery by Purchaser, Merger Sub and the other parties hereto or thereto, constitute the valid and binding obligation of such Signing Shareholder, enforceable against such Signing Shareholder in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar Laws affecting or relating to the rights of creditors generally, or (ii) the discretion of any court or other judicial or administrative body, or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) matters of public policy.

3A.03    Company Common Stock Ownership.    The shares of Company Common Stock listed on Schedule 3.02 of the Company Disclosure Schedule opposite such Signing Shareholder's name (i) are owned legally, beneficially and of record by such Signing Shareholder; and (ii) constitute all of the shares of Company Common Stock owned legally, beneficially or of record by such Signing Shareholder. Except as set forth on Schedule 3.02 of the Company Disclosure Schedule, such Signing Shareholder has not granted to any Person any rights (including without limitation proxy rights or options with respect to any shares of Company Common Stock) and such Signing Shareholder is not a party to any stockholder agreement, voting trust or other similar Contract with respect to such shares. Except as set forth on Schedule 3.02 of the Company Disclosure Schedule, the shares of Company Common Stock owned by such Signing Shareholder are not subject to any preemptive rights or rights of first refusal or any other rights pursuant to any Contract, arrangement or understanding entered into or acknowledged by such Signing Shareholder. Such Signing Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to such Signing Shareholder's shares of Company Common Stock, with no limitations, qualifications or restrictions on such rights. Except as set forth on Schedule 3.02 of the Company Disclosure Schedule, such Signing Shareholder has no claim against the Company or any of its officers, directors, the other Signing Shareholder or any other Person with respect to the issuance of any shares of Company Common Stock. Such Signing Shareholder has not commenced nor does such Principal Shareholder intend to commence a voluntary case or other proceeding, and no involuntary case or other proceeding has been commenced against such Principal Shareholder seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar Law.

3A.04    No Conflicts.    Neither the execution and delivery of this Agreement nor any of the Seller Ancillary Agreements to which such Signing Shareholder is a party, nor the performance by such Signing Shareholder of its obligations contemplated hereby or thereby, will (i) violate or constitute a default, or require notice and/or consent under, any Contract or other instrument, permit, concession, franchise, judgment, order, decree or ruling to which such Signing Shareholder is a party or by which such Signing Shareholder's assets or properties are or may be subject or bound except to the extent that such violations or defaults, or failures to provide such notices or receive such consents, would not adversely affect the ability of such Signing Shareholder to enter into or perform its obligations under this Agreement or any Seller Ancillary Agreement to which such Signing Shareholder is a party; (ii) violate any Laws applicable to such Signing Shareholder; or (iii) result in the creation of any Lien upon any shares of Company Common Stock owned by such Signing Shareholder.

3A.05    Government Consents.    The execution, delivery and performance of this Agreement by such Signing Shareholder does not require, with respect to such Signing Shareholder, any consent from, action by or in respect of, or filing with, any court or Governmental Authority.

3A.06    Litigation.    As of the date hereof there is no Litigation pending, or to the knowledge of such Signing Shareholder, threatened, before any Governmental Authority or arbitrator with respect to such Signing Shareholder, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by such Signing Shareholder or would, if successful, be reasonably expected to materially and adversely affect the ability of such Signing Shareholder to perform its obligations under this Agreement.

3A.07    Unregistered Purchaser Common Stock.    Such Signing Shareholder understands, acknowledges and agrees that the shares of Purchaser Common Stock being acquired by such Signing Shareholder at Closing pursuant to this Agreement are not registered under the Securities Act, or any applicable state securities Law, that such shares of Purchaser Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws and regulations, that the shares of Purchaser Common Stock being issued to such Signing Shareholder pursuant to this Agreement and in connection with the transactions contemplated hereby will bear appropriate legends to that effect, and that no federal or state agency has passed upon the Purchaser Common Stock or made any findings or determination as to the fairness of an investment in the Purchaser Common Stock.

3A.08    Investment Purpose.     The shares of Purchaser Common Stock being received by such Signing Shareholder pursuant to this Agreement and in connection with the transactions contemplated hereby are being acquired for such Signing Shareholder's own account, for the purpose of investment and without a view to the distribution or resale of such shares of Purchaser Common Stock or any interest therein to the public in violation of the Securities Act. Such Signing Shareholder does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Purchaser Common Stock. Such Signing Shareholder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in shares of Purchaser Common Stock and is capable of bearing the economic risk of such investment. Such Signing Shareholder understands that the purchase of the Purchaser Common Stock involves substantial risk. Such Signing Shareholder has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the offering and sale of the shares of Purchaser Common Stock and issuance of the Purchaser Common Stock pursuant to this Agreement, has had all such questions answered to its satisfaction and has been supplied all additional information deemed necessary by it to verify the accuracy of the information furnished to such Signing Shareholder.

3A.09    Access to Professionals.     Such Signing Shareholder has had the opportunity to consult with counsel, tax and other professionals of his or her choosing in connection with his or her investment in the Purchaser Common Stock and has relied solely upon the advice of his or her advisors with respect to the tax and other legal aspects of this investment in the Purchaser Common Stock.

3A.10    Accredited Investor.     Such Signing Shareholder is an "accredited investor" as such term is defined under Rule 501 of Regulation D of the Securities Act. Such Signing Shareholder understands that the Purchaser Common Stock is being offered and sold to such Signing Shareholder in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and such Signing Shareholder's compliance with the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the availability of such exemptions and such Signing Shareholder's eligibility to acquire the Purchaser Common Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

In order to induce the Company and the Signing Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows (except as disclosed in the Purchaser SEC Documents (as defined in Section 4.05) or the schedules to this Agreement delivered by Purchaser to the Company (the "Purchaser Disclosure Schedule"):

4.01    Organization.     Purchaser and Merger Sub are each entities duly organized, validly existing and, with respect to its relevant entity formation and existence, is in good standing under the Laws of the State of Delaware, and are each qualified or licensed as a foreign entity to do business in each jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Purchaser and Merger Sub have all requisite entity power to own, operate and lease their assets and to carry on their business as now being conducted.

4.02    Authorization; Enforceability.     Purchaser and Merger Sub each has full corporate power and authority to execute, deliver and perform this Agreement and the Purchaser Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Purchaser and Merger Sub. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company and each Principal Shareholder, is a legal, valid and binding Contract of Purchaser and Merger Sub enforceable in accordance with its terms , except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar Laws affecting or relating to the rights of creditors generally, or (ii) the discretion of any court or other judicial or administrative body, or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) matters of public policy.

4.03    No Conflicts.     The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Purchaser Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Governing Documents of Purchaser or Merger Sub, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Purchaser and Merger Sub under, any Contract to which Purchaser or Merger Sub is a party or by which any of their properties or assets are bound, or to which any of the properties or assets of Purchaser or Merger Sub is subject, (c) subject to compliance with the Antitrust Laws, violate any Law applicable to Purchaser or Merger Sub or require the consent, approval or action of, filing with or notice to any Governmental Authority or other public or private third party, except for the consent of the New York Stock Exchange for the listing of the shares of Purchaser Common Stock comprising Merger Consideration on the New York Stock Exchange or (d) violate or result in the revocation or suspension of any License.

4.04    Issuance of Purchaser Common Stock.     The shares of Purchaser Common Stock to be issued to pursuant to Article II will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

4.05    Reports.     (a)    Purchaser has made available to the Company (through publicly available filings) a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Purchaser since January 1, 2003, and, prior to the Effective Time, Purchaser will have similarly made available to the Company true and complete copies of any additional material statements, reports and documents filed with the SEC by Purchaser prior to the Effective Time (collectively, the "Purchaser SEC Documents"). All material documents required to be filed as exhibits to the Purchaser SEC Documents have been so filed. All Purchaser SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Purchaser SEC Documents include all material statements, reports and documents required to be filed by Purchaser pursuant to the Exchange Act and the Securities Act.

(b)    As of their respective dates, the Purchaser SEC Documents (i) complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and all rules and regulations promulgated by the SEC and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)    Except as set forth on Schedule 4.05 of the Purchaser Disclosure Schedule, and to the extent set forth on the consolidated balance sheet of Purchaser and the Purchaser Subsidiaries as at March 31, 2005, including the notes thereto (the "Purchaser Balance Sheet"), neither Purchaser nor any of the Purchaser Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise of any nature other than those liabilities and obligations (a) which are set forth or adequately provided for on the Purchaser Balance Sheet, (b) which have been incurred since March 31, 2005 in the Ordinary Course of Business or (c) which would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.06    Absence of Certain Changes or Events.     Since March 31, 2005, except as contemplated by this Agreement, no change has occurred which has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.07    Brokers and Finders.     Other than Persons that will be paid in full at or prior to the Closing. no broker, finder, agent or similar intermediary has acted on Purchaser's or Merger Sub's behalf in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with Purchaser or Merger Sub or any action taken by Purchaser or Merger Sub.

4.08    Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any Contract or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with its organization or formation, the negotiation of this Agreement, the Merger and the transactions contemplated by this Agreement.

4.09    Capitalization.     As of the date of this Agreement, the authorized capital stock of the Purchaser consists of (a) 150,000,000 shares of common stock, par value $.01 per share, of which approximately 31,672,999 shares are issued and outstanding; and (b) 500,000 shares of Series B Convertible Participating Preferred Stock, par value $.01 per share, of which 304,063 shares are outstanding. All of the outstanding shares of capital stock of the Purchaser have been duly and validly authorized and issued in compliance with all applicable Federal and state securities laws and are fully paid and non-assessable. For the avoidance of doubt, the number of issued and outstanding shares of Purchaser Common Stock above does not take into account the Purchaser Stock Split.

ARTICLE V
COVENANTS

5.01    Interim Operations of the Company.     The Company covenants and agrees that, on or after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement or as required to consummate the transactions contemplated by this Agreement, (ii) as set forth in Schedule 5.01 hereof, or (iii) as may be agreed in writing in advance by Purchaser:

(a)	The business of the Company and each Company Subsidiary shall be conducted in the Ordinary Course of Business, and the Company shall use its commercially reasonable efforts to preserve the business organization of the Company and each Company Subsidiary intact, keep available the services of the current officers and employees of the Company and each Company Subsidiary and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or any Company Subsidiary, to the end that the goodwill and ongoing business of the Company and the Company Subsidiaries, taken as a whole, shall be unimpaired in any materially adverse manner at the Closing Date. Neither the Company nor any Company Subsidiary shall institute any new methods of manufacture, purchase, lease, management, accounting or operation or engage in any transaction or activity other than changes in the Ordinary Course of Business;

(b)	Neither the Company nor any Company Subsidiary shall: (i) amend its Governing Documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Plan Options, in each case outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c)	Neither the Company nor any Company Subsidiary shall organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(d)	Neither the Company nor any Company Subsidiary shall (i) modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the Ordinary Course of Business or (ii) enter into a Change of Control Agreement;

(e)	Neither the Company nor any Company Subsidiary shall: (i) except as set forth in Schedule 5.01, (A) incur or assume any long-term Indebtedness, or (B) except in the Ordinary Course of Business (including borrowings and issuances of letters of credit under the First Lien Credit Documents), incur or assume short-term Indebtedness, in each case from the date hereof until the Closing; (ii) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any Company Subsidiary, except as required by the terms thereof or this Agreement; (iii) modify the terms of any Indebtedness or other liability, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or a Company Subsidiary), except as described in Schedule 5.01 as being in the Ordinary Course of Business; (v) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person; (vi) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); (vii) except in the Ordinary Course of Business, write down the value of any inventory or write off as uncollectible any notes or accounts receivable; or (viii) dispose of or permit to lapse any rights to any material Company Intellectual Property;

(f)	Neither the Company nor any Company Subsidiary shall lease, license, mortgage, pledge or encumber any assets other than in the Ordinary Course of Business or transfer, sell or dispose of any assets other than in the Ordinary Course of Business;

(g)	Neither the Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the Ordinary Course of Business with respect to employees who earn less than $100,000 per year) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other Contract with, or employee benefit plan for, or make any loan or advance, in excess of $25,000 individually or $100,000 in the aggregate, to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(h)	Neither the Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, Contract or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or any Company Subsidiary is obligated to do so on the date hereof or, in the case of employees only, would, in the Ordinary Course of Business, make such payment, accrual or arrangement (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Benefit Plan, or any employment or consulting Contract with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company or any Company Subsidiary is obligated to do so on the date hereof (or will be obligated based upon consummation of the transactions contemplated by this Agreement), or (iii) amend in any material respect any such plan, Contract or arrangement in a manner inconsistent with the foregoing;

(i)	Neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except policies which are replaced without any material diminution of or gaps in coverage;

(j)	Neither the Company nor any Company Subsidiary shall enter into any Contract or transaction, or related series of Contracts or transactions, involving the expenditure in excess of $50,000 and relating to the purchase of assets other than in the Ordinary Course of Business or pursuant to its existing capital expenditure budget annexed hereto as Schedule 5.01;

(k)	Neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the Ordinary Course of Business;

(l)	Neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(m)	Neither the Company nor any Company Subsidiary shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VI and VII not being satisfied, or would make any representation or warranty of the Company or any Company Subsidiary contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, Purchaser or the Principal Shareholders to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(n)	Neither the Company nor any Company Subsidiary shall enter into any Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

5.02    Access.     (a) Between the date of this Agreement and the Closing, the Company shall, upon reasonable prior notice, (i) afford Purchaser and its authorized representatives reasonable access to all books, records, offices and other facilities, and officers and accountants of the Company, (ii) permit Purchaser to review and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such reviews in a manner that will minimize disruptions to the business and operations of the Company or any Company Subsidiary. All such access shall be conducted in a manner as not to interfere unreasonably with the business operations of the Company or the Company Subsidiaries and shall not involve any physical testing.

5.03    Confidentiality; Publicity.

(a)    Confidentiality.    Except as otherwise required in the performance of its obligations under this Agreement and except as otherwise required pursuant to Law or as may be required in connection with any filing by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act, any non-public information received by Purchaser, Merger Sub, the Company, or the Signing Shareholders, or the advisors of any of the foregoing from another party hereto shall be kept confidential. Further, each of Purchaser, Merger Sub, and the Signing Shareholders acknowledges that the Confidential Information of the Company and each Company Subsidiary is valuable, special and unique assets of such Person that shall be kept confidential by the Signing Shareholders after the Closing Date, if the Closing occurs, and if the Closing does not occur, by Purchaser and Merger Sub after the termination of this Agreement pursuant to Section 9.01 hereof. Purchaser, the Merger Sub and the Signing Shareholders shall be responsible for any disclosure by their respective Affiliates, employees, agents, contractors, officers, directors, managers, members or partners. Upon any termination of this Agreement, each of Purchaser, the Merger Sub, the Company and the Signing Shareholders shall, upon the request of the Person that provided such Confidential Information, promptly return any Confidential Information received from the other party and, upon request, shall destroy all copies of such information in its possession. Purchaser, the Merger Sub, the Company and the Signing Shareholders acknowledge that the Company, and the Signing

Shareholders, on the one hand, and Purchaser and the Merger Sub, on the other, would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company and the Company Subsidiaries. The covenants, acknowledgments and agreements of each of Purchaser, Merger Sub, the Company and the Signing Shareholders, as applicable, contained in this Section 5.03(a), insofar as they apply to trade secrets of the Company or any Company Subsidiary, shall survive any termination of this Agreement until the date that is the fifth anniversary of such termination, or if the Closing shall have occurred, shall terminate on the fifth anniversary of the Closing Date; and shall otherwise survive any termination of this Agreement until the date that is the third anniversary of such termination, or if the Closing shall have occurred, shall terminate on the third anniversary of the Closing Date.

(b)    Preexisting Confidentiality Agreements.    The Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, are hereby confirmed and acknowledged as obligations of the parties; provided, that the parties hereto agree that the Seller Confidentiality Agreement shall terminate at Closing.

(c)    Tax Structure.    Notwithstanding any other provision of this Agreement, the Purchaser Confidentiality Agreement, the Seller Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment of or structure.

(d)    Announcements.    No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of the Shareholders' Representative, the Company and Purchaser as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party hereto from making any public announcement or filing that the disclosing party reasonably deems necessary to comply with federal or state securities Laws (including voluntary filings with the SEC under the Exchange Act) or any rules of a stock exchange upon which any of the shares of such Person are listed.

5.04    Efforts and Actions to Cause Closing to Occur.     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority including, but not limited to, making all necessary filings with respect to this Agreement required under the (a) the rules and regulations of the New York Stock Exchange and (b) the Securities Act, the Exchange Act and any applicable federal or states securities Laws. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing.

(b)    Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement. Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding the Merger. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement, the Principal Shareholders and the Company shall use their respective commercially reasonable efforts to effect such transfers, amendments or modifications.

(c)    The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, the estoppels set forth in Schedule 5.04(i), and the consents set forth in Schedule 5.04(ii) in form reasonably satisfactory to Purchaser. All such estoppels and consents which the Company is able to obtain shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.

(d)    In addition to and without limiting the agreements of the parties contained above, the Company, Purchaser and, to the extent required by applicable Antitrust Laws, the Principal Shareholders, shall:

(i)	to the extent not taken already, take promptly all actions necessary to make the filings required of them or any of their Affiliates under any Antitrust Law;

(ii)	comply at the earliest practicable date with any request for additional information or documentary material received by the Company, Purchaser, the Principal Shareholders or any of their Affiliates from any Governmental Authority pursuant to any Antitrust Law;

(iii)	cooperate with each other in connection with any filing under any Antitrust Law in connection with resolving any investigation or other inquiry concerning the Merger that may be commenced by a Governmental Authority;

(iv)	use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger under any Antitrust Law; and

(v)	advise the other parties promptly of any material communication received by such party from a Governmental Authority regarding the Merger, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with a Governmental Authority in connection with the Merger.

(e)    Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under any Antitrust Law, neither the Company nor any Company Subsidiary shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser's freedom of action with respect of, or its ability to retain, the Company or any Company Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any Company Subsidiary, without Purchaser's prior written consent.

(f)    Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser or the Company (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of the Merger or (iii) to defend against any litigation brought by any Governmental Authority seeking to prevent the consummation of, or impose limitations on, the Merger.

5.05    Notification of Certain Matters.     (a) From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. No supplement to or amendment of the Company Disclosure Schedule made after the execution hereof by the Company or the Principal Shareholders and prior to the Closing pursuant to this section or otherwise shall be deemed to cure any breach of any representation, warranty or covenant made as of the date of execution of this Agreement.

(b)    From time to time prior to the Closing, the Purchaser shall promptly supplement or amend the Purchaser Disclosure Schedules with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described on the Purchaser Disclosure Schedule. No supplement to or amendment of the

Purchaser Disclosure Schedule made after the execution hereof by the Purchaser and prior to the Closing pursuant to this section or otherwise shall be deemed to cure any breach of any representation, warranty or covenant made as of the date of execution of this Agreement. Each additional filing of the Purchaser made available on EDGAR with the SEC between the date hereof and the Closing Date shall constitute notice of the information set forth therein for purposes of supplementing and amending the representations and warranties of Purchaser and Merger Sub set forth in Article IV hereof.

(c)    The Company shall give written notice to Purchaser promptly upon the Knowledge of the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect when made or at the Closing Date or (B) any condition with respect to the Company set forth in Articles VI and VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(d)    The Principal Shareholders shall give written notice to Purchaser promptly upon the knowledge of the Principal Shareholders of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of the Principal Shareholders contained in this Agreement to be untrue or inaccurate in any material respect when made or at the Closing Date or (B) any condition set forth in Articles VI and VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of any Principal Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(e)    Purchaser shall give written notice to the Company promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect when made at the Closing Date or (B) any condition set forth in Article VI and VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06    Subsequent Actions.     If at any time after the Closing Purchaser determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the shares of Company Common Stock (except for Dissenting Shares), (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company or any Company Subsidiary, any of its rights, properties or assets or (iii) otherwise to carryout this Agreement, the Company shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or any Company Subsidiary or otherwise to carry out this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

5.07    Acquisition Proposals.     From the date hereof until the earlier to occur of the Closing Date or termination of this Agreement pursuant to Section 9.01 hereof, the Company and the Principal Shareholders shall not, and shall each cause their respective Affiliates not to, directly or indirectly, through any equity holder, officer, director, trustee, agent or otherwise (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person other than Purchaser, its Affiliates or representatives relating in any way to any investment in the Company or any Company Subsidiary, any acquisition of direct or indirect control of the Company or any Company Subsidiary, the purchase of any of the Company's or any Company Subsidiary's securities, any significant amount of assets or businesses, any lease, exchange, mortgage, pledge, transfer or other disposition of any significant amount of the assets of the Company or any Company Subsidiary, or any business combination or other transaction involving the Company or any Company Subsidiary, including without limitation, any merger, consolidation, acquisition, tender or exchange offer purchase, re capitalization, reorganization, dissolution, liquidation, or issuance or disposition of any nature or other transaction which would involve the Company or any Company Subsidiary or any other of the entities or assets expected to be involved in the Merger or which would have a similar financial result as the Merger (each, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person any information for any purpose inconsistent with the foregoing, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing or (iv) formulate or disclose any intention, plan or arrangement inconsistent with the foregoing. The Company and the Principal Shareholders shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and shall use commercially reasonable efforts to cause its employees, agents and representatives of obligations undertaken in this Section 5.07. The Company and the Principal Shareholders will (i) immediately notify Purchaser orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or proposal which could lead to an Acquisition Proposal, (ii) immediately notify Purchaser of all material terms of any Acquisition Proposal including the identity of the Person making the Acquisition Proposal or the request for information, and (iii) in the event a third party makes a written offer or proposal to the Company or any of the Principal Shareholders with respect to any Acquisition Proposal, the Company or a Principal Shareholder, as the case may be, will promptly send to Purchaser a copy of any such written offer or proposal. The Company shall, and will use commercially reasonable efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons with respect to any Acquisition Proposal.

5.08    Indemnification of Officers and Directors.     (a) Purchaser and Merger Sub agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the Company's directors, officers, employees and agents (the "Indemnification Persons") as provided in the Company's Governing Documents in effect upon consummation of the Merger, as well as any indemnification agreements, in effect at the Closing, with the Surviving Entity shall continue in full force and effect for a period of six years from the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by Law; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

(b)    Prior to the Closing, the Company may, at its cost, obtain or cause to be obtained "tail coverage" for the existing policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance covering the directors and officers of the Company as of the date hereof (which may include naming such individuals under Purchaser's existing policies) for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (the "D&O Tail Insurance").

(c)    The provisions of this Section 5.08 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnification Persons and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)    Notwithstanding the provisions set forth in Section 5.08(a) and (c), no Indemnification Person shall be entitled to indemnification from Purchaser or the Surviving Entity after the Closing pursuant to Article X or otherwise, if the cause of such Indemnification Person's claim arises in connection with this Agreement, the transactions contemplated hereby, or any Seller Ancillary Agreement, or Purchaser is entitled to indemnification by the Signing Shareholders in connection with Losses pursuant to this Agreement.

5.09    Payment of Funded Indebtedness and Expenses.    The Company shall deliver to Purchaser no later than two Business Days prior to Closing (i) such bills, invoices and other supporting documentation as Purchaser may reasonably request in respect of the Expenses, and (ii) with respect to the Funded Indebtedness, payoff, lien and related termination letters in form reasonably acceptable to Purchaser from the Agent to evidence the termination and discharge of the First Lien Credit Documents and all Liens and Indebtedness thereunder. Subject to receipt of the foregoing, and satisfaction or waiver of the closing conditions, Purchaser shall on the Closing Date, pay off any and all amounts due and owing with respect to the Funded Indebtedness to the holders thereof, and, the Company and Purchaser, with the resources and credit arrangements of Purchaser, shall arrange, with the Agent for the backing up, assumption, collateralization, replacement, guaranty or substitution for, all outstanding and undrawn letters of credit issued under the First Lien Credit Documents and pay off any and all amounts of the outstanding Expenses.

5.10    Delivery of Interim Financial Statements.    Between the date hereof and the Closing Date, the Company shall deliver any Interim Financial Statements not previously delivered to Purchaser as soon as available and in all events within twenty (20) days after the conclusion of each calendar month; provided, that Company shall deliver the Interim Financial Statements for the month prior to the Closing together with the Estimated Closing Balance Sheet.

5.11    Company Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall permit Purchaser to monitor, at its own expense and with separate counsel, the defense or settlement of Company Litigation brought by any Shareholder against the Company or the board of directors of the Company relating to this Agreement or the Merger, and shall not settle any such Company Litigation, without first consulting with Purchaser regarding the nature and terms of such settlement. Unless Purchaser shall have approved in writing the settlement of any Company Litigation, the Company shall not settle any Company Litigation unless the payment by the Company of any cash amount is less than $100,000 and such settlement does not impose any restriction on the business, assets, or operations of the Company following the Closing Date.

5.12    No Solicitation; Non-Interference.    Each of the Principal Shareholders, and each of their officers, directors, and subsidiaries, shall not, for a period of three years from the Closing Date, directly or indirectly, for their own account or jointly with or for or on behalf of any other Person, as principal, agent or otherwise, (i) solicit or induce or in any manner attempt to solicit or induce any Person employed by or acting as a consultant to or agent of Purchaser or the Surviving Entity or their respective Subsidiaries to leave such position or (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between Purchaser or the Surviving Entity and any of their respective customers, clients, suppliers, lessors or landlords; provided, however, that nothing contained in this Section 5.12 shall prevent or restrict (y) Kahn from soliciting, hiring or engaging any members of his immediate family or (z) any Principal Shareholder from soliciting, engaging or retaining Kahn to serve as a member of a board of directors, in each case of (y) or (z), in any manner that does not violate the Restrictive Covenant Agreements to be delivered by Kahn or any of his immediate family at the Closing.

5.13    Principal Shareholders to Elect Stock Consideration.    No later than two Business Days prior to Closing, each of the Principal Shareholders shall take all steps necessary to become AI Shareholders. The Principal Shareholders shall own at Closing no less than 80% of the issued and outstanding shares of Company Common Stock at the Closing.

5.14    Lien Waivers.    The Company shall use commercially reasonable efforts to obtain Lien waivers (in form reasonably satisfactory to Purchaser's lenders), from those lessors of its domestic leased real property and consignees and bailees of its domestic assets as are set forth on Schedule 5.14 (the

"Landlord Lien Waivers"). Any cost of such lessors and bailees directly related to obtaining any such Landlord Lien Waivers shall be paid by the Purchaser.

5.15    Cash Consideration.    Between the date hereof and the Closing, the Company shall manage the Company and each Company Subsidiary in a manner such that at Closing the Net Indebtedness is equal to or less than $350,000,000.00.

5.16    Chapter 110C of the General Laws of Massachusetts.    The Board of Directors of the Company shall take all action necessary to make the transactions contemplated hereby not subject to the provisions of Chapter 110C of the General Laws of Massachusetts.

5.17    Termination of Cash Balance Plan.    Prior to Closing, the Board of Directors of the Company shall adopt such resolutions, consents and plan amendments, effective immediately prior to, but conditioned on the Closing, so as to effectuate as soon as administratively and legally feasible after the Closing a complete non-distress termination of the Cash Balance Plan within the meaning of Title IV of ERISA including, to direct that the following actions be taken as soon as administratively and legally feasible after the Closing (i) provide all required notification to the IRS, Pension Benefits Guaranty Corporation, participants of the Cash Balance Plan and any other agencies and Persons to whom notification is or may be required under Law; (ii) prepare and file with the IRS the necessary application for determination of the qualification of the Plan upon such termination; (iii) fund any funding deficiency necessary to effect termination as may be required by the IRS, Pension Benefit Guaranty Corporation or as otherwise required by Law, (iv) vest all unvested participants in the Cash Balance Plan in their accrued benefits or account balances as of the latest date required by the IRS, the U.S. Department of Labor or the Pension Benefits Guaranty Corporation, and (v) prepare or cause to be prepared all necessary actuarial studies and reports in connection with the termination of the Plan. Prior to Closing, the Company shall file the required notification of a reportable event to PBGC of the partial termination of the Cash Balance Plan which it experienced in 2003 as a result of reductions in work force.

5.18    Maintenance of Assets.    Berkshire IV and Berkshire V hereby agree during the Indemnification Period (as defined below) to maintain net assets (including uncalled capital commitments) in an amount not less than the Berkshire Holders' Signing Shareholder's Pro Rata Indemnification Share of the Limited Tax Indemnification Cap (on a joint and several basis as between Berkshire IV and Berkshire V). For purposes of this paragraph, Indemnification Period shall mean the period from the Closing Date through September 30, 2009, or, if a claim to which the Limited Tax Indemnification Cap applies is outstanding at such date, such longer period of time until such claim is resolved, provided that during such longer period of time the amount of net assets Berkshire IV and Berkshire V shall be required to maintain shall be reduced to the Berkshire Holders' Signing Shareholder's Pro Rata Indemnification Share of the amount of the outstanding claim.

5.19    Exclusion of Split-Dollar Policy.    The Company may, on or prior to the Closing Date, assign to Kahn, surrender for redemption or otherwise sell or transfer, that certain "Split Dollar" Life Insurance Policy held by the Company on the life of Kahn (Policy No. 9090-06775952, issued by IDS Life Insurance Company), with a net cash surrender of not more than $350,000. The parties hereby agree that to the extent the net proceeds of any such assignment, surrender, sale or transfer are not received by the Company as of the Closing Date (and therefore included on determining cash at Closing), such net proceeds shall be treated as a Current Asset of the Company for purposes of the Estimated Closing Balance Sheet and, if prepared, the Closing Balance Sheet.

5.20    Certain Communications.    The Company and the Principal Shareholders shall provide Purchaser with copies of all letters, memorandums and other correspondence (including the materials to be provided pursuant to Section 11.08) to be circulated to the employees (including employees which are Shareholders or Option Holders) that describe the transactions contemplated hereby, the Purchaser or the Purchaser Common Stock for its prior review and approval, which review and approval shall not be unreasonably withheld or delayed.

5.21    Listing of Shares of Purchaser Common Stock.    Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance prior to the Closing Date.

5.22    Termination of the SIP.    Upon written request from the Purchaser to the Company, at any time prior to the Closing, the Company shall on the Closing deliver to the Purchaser, the fully executed unanimous consent of the Company's Board of Directors: (i) terminating the SIP pursuant to the applicable provisions of the governing SIP documents and effective the date of such consent; (ii) vesting participants in the SIP in their account balances and freezing account balances; (iii) authorizing the officers of the Company and the plan administrator of the SIP to notify plan participants, all parties in interest and the IRS of termination, file all required notices and Form 5310; and take such further actions and execute such additional documents (including plan amendments) as may be necessary to terminate the SIP and obtain a favorable IRS determination therefore.

5.23    Compliance with Statutory Appraisal Rights Requirements.    The Company shall comply in all material respects with the notice, information, and other requirements of the MBCA in connection with the appraisal rights of Shareholders and holders of Dissenting Shares, if any.

5.24    Nominee Agreements.    At Closing, the Company shall cause any designee holding shares in any of its Subsidiaries to cause to transfer shares to the Purchaser, a Purchaser Subsidiary or its representatives.

5.25    Financial Statements Consent.    The Company hereby consents to Purchaser's filing of the Financial Statements and Management Statements, if applicable, on Form 8-K after the date hereof.

5.26    Insurance Policy.     At or prior to the Closing, Company shall obtain the insurance policies described in Schedule 1.01(b) hereof.

5.27    Environmental Insurance.    For a period of two years after the Closing Date, unless required to be done by a Governmental Authority or pursuant to applicable Law, Purchaser and the Surviving Entity will not take any actions with respect to the properties covered by the insurance policy referenced in Schedule 1.01(b) hereto (a copy of the binder for which has been delivered to Purchaser at or prior to the date hereof) and any successor policy or policies thereto, which would reasonably be expected to result in and does have a material adverse effect on any of the coverage under such policies. Any such action by the Purchaser or the Surviving Corporation shall constitute a waiver by the Purchaser and the Surviving Entity of any right to assert a claim for indemnification against any Signing Shareholder with respect to any Losses which would have been covered by such policy or policies but for such action.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF PURCHASER AND MERGER SUB

The obligations of Purchaser and Merger Sub to enter into and complete the Closing are conditioned upon the satisfaction, or waiver by Purchaser on behalf of itself and Merger Sub, on or before the Closing Date, of the following conditions:

6.01    Representations and Warranties.    All of the representations and warranties of the Company and the Signing Shareholders set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that shall not be true and complete as a result of the Company taking actions permitted by and in compliance with Section 5.01.

6.02    Performance of Agreements, Covenants and Obligations.    Neither the Company nor any Signing Shareholder shall have failed to perform or comply in any material respect with any agreement, covenant or obligation of the Company or any Signing Shareholder to be performed or complied with by it under this Agreement.

6.03    Material Adverse Effect.    There shall not have occurred any event which has or would reasonably be expected to result in a Material Adverse Effect on the Company.

6.04    Litigation.    (a) There shall not be any material Litigation threatened by or pending or before any Governmental Authority:

(i)	seeking to prohibit or impose any limitations on Purchaser's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a significant portion of their or the Company's businesses or assets, or to compel Purchaser or the Company or the Company's Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company or Purchaser or any of their respective Subsidiaries or Affiliates;

(ii)	seeking to restrain or prohibit the consummation of the Closing, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company or any Company Subsidiary;

(iii)	seeking to impose limitations on the ability of Purchaser, or rendering Purchaser unable, to pay the Merger Consideration or consummate the Closing; or

(iv)	seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares,

nor shall there be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced or promulgated that is applicable to the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Merger of applicable waiting periods under the Antitrust Laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) above.

(b)    No injunction shall have been issued by any court or other Governmental Authority which restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

6.05    Shareholder Approval.    The Company Shareholder Approval required in connection with the consummation of the Merger shall have been obtained.

6.06    Appraisal Rights.    No more than 2% of the outstanding shares of Company Common Stock shall have perfected their right of appraisal pursuant to the MBCA.

6.07    Closing Certificate.    A certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer of the Company and certifying as to the Company that each of the conditions specified in Sections 6.01 through 6.06 has been satisfied in all respects shall have been delivered to Purchaser and Merger Sub; provided, however, that the certification provided with respect to Section 6.01 shall reflect any amendments or supplements to the representations and warranties and covenants of the Company, as provided in Section 5.05(a) hereof; and provided, further, that the delivery of such certification shall not limit or otherwise affect the remedies available hereunder to the Purchaser.

6.08    Opinions of Counsel.    The Company shall have delivered to Purchaser at the Closing (i) an opinion of Posternak Blankstein & Lund LLP, counsel to the Company and the Kahn Holders, dated the Closing Date, substantially in the form set forth on Exhibit H-1, and (ii) an opinion of Weil, Gotshal & Manges LLP, counsel to the Berkshire Holders and the Shareholders' Representative, dated the Closing Date, substantially in the form set forth on Exhibit H-2.

6.09    Consents Obtained.    The estoppels set forth in Schedule 5.04(i), and the consents set forth in Schedule 5.04(ii) shall have been obtained in form reasonably satisfactory to Purchaser, and a copy of each such estoppel and consent shall have been provided to or made available to Purchaser at or prior to the Closing.

6.10    Compliance with Antitrust Laws.    The requirements of the Antitrust Laws applicable to the transactions contemplated by this Agreement shall have been complied with, and the waiting periods thereunder, if any, shall have expired or been terminated.

6.11    Articles of Merger; Certificate of Merger.     At or prior to the Effective Time, the Articles of Merger shall be accepted for filing with the Secretary of State of the Commonwealth of Massachusetts and the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

6.12    Payment of Funded Indebtedness and Expenses.    The Company shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that upon payment of the Funded Indebtedness and credit arrangements of Purchaser for the backing up, assumption, collateralization, replacement, guaranty or substitution for, all outstanding and undrawn letters of credit issued under the First Lien Credit Documents, each at Closing, the Funded Indebtedness and each of the Liens relating thereto shall be discharged and terminated.

6.13    Seller Actions.    No later than two Business Days prior to Closing, each of the Principal Shareholders shall have taken all steps necessary to become AI Shareholders.

6.14    Delivery of Company Common Stock Certificates.    Exchange Agent shall have received for surrender pursuant to the terms and conditions set forth in Section 2.08 each of the Company Common Stock Certificates issued to the Principal Shareholders.

6.15    Restrictive Covenant Agreements.    Purchaser shall have received executed Restrictive Covenant Agreements from each of Kahn and Lawrence Michael Kahn and Kris David Kahn.

6.16    Consulting Agreement.    Kahn shall have executed and delivered to the Surviving Entity the Consulting Agreement and Termination Agreement.

6.17    Employment Agreement.    The existing employment agreement with Tommy Liu shall be in full force and effect or Tommy Liu shall have executed and delivered a new employment agreement in a form reasonably satisfactory to Purchaser.

6.18    Good Standings; Governing Documents.    The Company shall have delivered to Purchaser certificates, dated within seven (7) days of the Closing Date, issued by the Secretary of State or other similar appropriate Governmental Authority, (i) evidencing the good standing of the Company and each domestic Company Subsidiary in their respective jurisdictions of incorporation and any jurisdictions in which they are qualified as a foreign entity to do business, and (ii) certifying the articles of organization (or similar Governing Document) of the Company and each domestic Company Subsidiary, as amended through such date.

6.19    Officer Certificate.    A certificate of the Company, dated the Closing Date, signed by the clerk or secretary of the Company certifying (i) the Company's Articles of Organization, (ii) the Company's bylaws, (iii) the resolutions of the board of directors of the Company approving the execution and delivery of this Agreement and the transactions contemplated hereby, including the termination of the option plan and cancellation of options as contemplated by the Agreement, and (iv) that, except as disclosed in the certificate, as of the date of the Closing, there has been no change in the number of outstanding shares of Company Common Stock from the amount set forth in Section 3.02 hereof and that no Company Options were granted other than Plan Options shall have been delivered to Purchaser and Merger Sub.

6.20    Tax Certificate.    The Company shall deliver the to Purchaser at the Closing a Notice of Non U.S. Real Property Holding Corporation Status which meets the requirements of Treasury Regulation Section 1.897 2(h) and is sufficient to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

6.21    Stock Certificates.    The Company shall have delivered to Purchaser stock or other equity interest certificates representing the entire equity interest of the Company (or a Company Subsidiary) in each Company Subsidiary that is authorized to issue certificates representing its stock or other equity interests.

6.22    Corporate Records.    The Company shall have delivered to Purchaser the corporate records for each domestic Company Subsidiary and each material foreign Company Subsidiary, except for such records of foreign Company Subsidiaries which records are maintained in such Subsidiary's country.

6.23    Satisfaction.    All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser and Merger Sub.

6.24    Exchange Agent Agreement.    The Exchange Agent and the Shareholder's Representative shall have executed and delivered the Exchange Agent Agreement.

6.25    Tax Opinion.    The Purchaser shall have received from PricewaterhouseCoopers LLP, accountants to the Company on the Closing Date, a copy of a written opinion addressed to the Company, the

Purchaser and the Signing Shareholders, dated as of such date in form reasonably satisfactory to the Purchaser. In rendering such opinion, such accountants to the Company shall be entitled to rely upon information, representations and assumptions provided by Purchaser and the Company in the forms reasonably satisfactory to the parties (allowing for such amendments to the representations of Purchaser and the Company as accountants to Purchaser and the Company, respectively, deem reasonably necessary).

6.26    NYSE Listing.    The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.27    General.    All corporate proceedings required to be taken on the part of the Company and each Company Subsidiary in connection with the transactions contemplated by this Agreement shall have been taken. Purchaser and Merger Sub shall have received copies of such other officers' certificates and other customary closing documents as Purchaser may reasonably request in connection with the transactions contemplated hereby.

The foregoing conditions are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time and from time to time on or prior to the Closing in the sole discretion of Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
AND THE PRINCIPAL SHAREHOLDERS

The obligations of the Company and the Principal Shareholders to enter into and complete the Closing are conditioned upon the satisfaction, or waiver by the Company and the Principal Shareholders, on or before the Closing Date, of the following conditions:

7.01    Representations and Warranties.    All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that shall not be true and complete in all respects as a result of Purchaser taking actions in the Ordinary Course of Business.

7.02    Performance of Agreements, Covenants and Obligations.    Neither Purchaser nor Merger Sub shall have failed to perform or comply in any material respect with any agreement, covenant or obligation of the Company or any Signing Shareholder to be performed or complied with by it under this Agreement.

7.03    Material Adverse Effect.    There shall not have occurred any event which has or would reasonably be expected to result in a Material Adverse Effect on the Purchaser.

7.04    Litigation.    (a) There shall not be any material Litigation threatened by or pending or before any Governmental Authority:

(i)	seeking to prohibit or impose any limitations on Purchaser's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a significant portion of their or the Company's businesses or assets, or to compel Purchaser or the Company or the Company's Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company or Purchaser or any of their respective Subsidiaries or Affiliates;

(ii)	seeking to restrain or prohibit the consummation of the Closing, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company or any Company Subsidiary;

(iii)	seeking to impose limitations on the ability of Purchaser, or rendering Purchaser unable, to pay the Merger Consideration or consummate the Closing; or

(iv)	seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares,

nor shall there be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced or promulgated that is applicable to the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Merger of applicable waiting periods under the Antitrust Laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) above.

(b)    No injunction shall have been issued by any court or other Governmental Authority which restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

7.05    Shareholder Approval.    The Company Shareholder Approval required in connection with the consummation of the Merger shall have been obtained.

7.06    Closing Certificate.    A certificate of the Purchaser, dated the Closing Date, signed by a senior officer of the Purchaser and certifying as to the Purchaser, that each of the conditions specified in Sections 7.01 through 7.04 has been satisfied in all respects shall have been delivered to the Company; provided, however, that the certification provided with respect to Section 7.01 shall reflect any amendments or supplements to the representations and warranties and covenants of Purchaser and Merger Sub, as provided in Section 5.05(b) hereof; and provided, further, that the delivery of such certification shall not limit or otherwise affect the remedies available hereunder to the Signing Shareholders.

7.07    Opinion of Purchaser Counsel.    Purchaser shall have delivered to the Company at the Closing an opinion of Kane Kessler, P.C., counsel to Purchaser and Merger Sub, dated the Closing Date, substantially in the form set forth on Exhibit I.

7.08    Articles of Merger; Certificate of Merger.    At or prior to the Effective Time, the Articles of Merger shall be accepted for filing with the Secretary of Commonwealth of the Commonwealth of Massachusetts and the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

7.09    Exchange Agent Agreement.    The Exchange Agent and the Purchaser shall have executed and delivered the Exchange Agent Agreement.

7.10    Good Standings; Charter Documents.    Purchaser shall have delivered to the Company certificates, dated within ten (10) days of the Closing Date, issued by the Secretary of State or other similar appropriate Governmental Authority, (i) evidencing the good standing of Purchaser and Merger Sub in their respective jurisdictions of incorporation, and (ii) certifying the certificate of incorporation or other Governing Document of Purchaser and Merger Sub, as amended through such date.

7.11    Officer Certificates.    Certificates of Purchaser and Merger Sub, dated the Closing Date, signed by the Secretary of the Purchaser and Merger Sub, certifying their respective (i) Certificate of Incorporation or Certificate of Formation, as the case may be, (ii) bylaws or operating agreement, as the case may be, and (iii) board of directors resolutions or member votes, as the case may be approving the execution and delivery of this Agreement and the transactions contemplated hereby, shall have been delivered to the Company.

7.12    Satisfaction.    All actions to be taken by Purchaser and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Signing Shareholders.

7.13    Tax Opinion.    The Company shall have received from PricewaterhouseCoopers LLP, accountants to the Company on the Closing Date, a written opinion addressed to the Company and the Signing Shareholders, dated as of such date in form reasonably satisfactory to the Company and the Principal Shareholders. In rendering such opinion, such accountants to the Company shall be entitled to rely upon information, representations and assumptions provided by Purchaser and the Company in the forms reasonably satisfactory to the parties (allowing for such amendments to the representations of Purchaser and the Company as accountants to Purchaser and the Company, respectively, deem reasonably necessary).

7.14    NYSE Listing.    The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.15    Appraisal Rights.    No more than 2% of the outstanding shares of Company Common Stock shall have perfected their right of appraisal pursuant to the MBCA

7.16    General.    All corporate proceedings required to be taken on the part of Purchaser and Merger Sub in connection with the transactions contemplated by this Agreement shall have been taken. The Company shall have received copies of such other officers' certificates and other customary closing documents as the Company may reasonably request in connection with the transactions contemplated hereby.

The foregoing conditions are for the sole benefit of Company and the Principal Shareholders, and may be waived by the Company and the Principal Shareholders, in whole or in part, at any time and from time to time on or prior to the Closing in the sole discretion of Purchaser.

ARTICLE VIII
TAX MATTERS

8.01    Tax Covenants.    The parties hereto hereby agree as follows:

(a)    Return Filings.    (i) Purchaser shall prepare and timely file or cause to be timely filed all Returns required to be filed by or with respect to the Company for (x) taxable years or periods ending on or prior to the Closing Date, the due date for filing of which (taking into account extensions) is after the Closing Date, and (y) taxable years or periods including, but ending after, the Closing Date (any such period, a "Straddle Period"), and shall remit any Taxes due in respect of such Returns.

(ii)    Purchaser shall provide the Shareholders' Representative with a copy of any Return for a taxable period that precedes the Closing Date, or includes the Closing Date and also includes Taxes for which the Signing Shareholders may be liable at least twenty (20) days prior to the due date for filing the Return (including extensions). The Shareholders' Representative shall have the right to object to such Return within ten (10) days of receipt of such Return only on the grounds that such Return is inconsistent with applicable Law or shifts Taxes from the post-acquisition to the pre-acquisition period. If the Shareholders' Representative objects to a Return, the Shareholders' Representative and Purchaser agree to use their best efforts to resolve the dispute. Any dispute not resolved within twenty (20) days after an objection shall be submitted to the Independent Accountant. The Independent Accountant's review shall be limited to the disputed item and shall be concluded within ten (10) days. Each party shall bear fifty percent (50%) of the cost of such Independent Accountant, except that the Shareholders' Representative shall bear the full cost if there are no material adjustments to such Return or Purchaser shall bear the full cost if there are material adjustments to such Return.

(b)    Certain Straddle Period Determinations.    In the case of any Straddle Period (i) real, personal and intangible property Taxes ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Closing Tax Period shall be determined based on actual closing of the books as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flow through" entity, based on an actual closing of the books as if the taxable period of such partnership or other "flow through" entity ended as of the close of business on the Closing Date.

(c)    Tax Certificates.    At or prior to the Closing, (i) the Company shall deliver to Purchaser at the Closing, and shall timely provide to the Internal Revenue Service, a Notice of Non U.S. Real Property Holding Corporation Status which meets the requirements of Treasury Regulation Section 1.897-2(h) and is sufficient to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act; and (ii) the Company, and the Signing Shareholders, if applicable, shall deliver to Purchaser or the Exchange Agent such other clearance certificate(s) or similar document(s) which may be required by any Tax Authority to relieve Purchaser, the Company or the Surviving Entity of (a) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (b) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(d)    Transfer Taxes.    The Signing Shareholders, on the one hand (which obligation may be paid on their behalf by the Shareholders' Representative), and Purchaser, on the other, shall each pay one-half of all transfer, documentary, registration and similar Taxes not based on net income together with any related fees, penalties, interest and additions to such Taxes (excluding stock transfer taxes which shall be solely borne solely by Purchaser) ("Transfer Taxes") for which such Signing Shareholder is legally the primarily responsible party (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), incurred in connection with and as a result of the transfer or conversion of the shares of Company Common Stock and the Merger. Each Signing Shareholder, the Shareholders' Representative and Purchaser shall cooperate in timely preparing and filing all Returns as may be required to comply with the provisions of such Tax Laws. Each party shall use its reasonable best efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

(e)    Tax Elections.    After the date this Agreement is signed, neither the Company nor any Company Subsidiary shall make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Return, enter into any closing agreement, settle any Tax Claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability or reducing any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of the Company or any Company Subsidiary which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

(f)    No 368(a) Disqualification Events.    Neither Purchaser, Merger Sub nor the Company shall take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(g)    Additional Covenants and Agreements.    (i) Other than the consummation of the transactions contemplated by this Agreement and other transactions in the Ordinary Course of Business, the Company shall not take any action (or cause any Company Subsidiary to take any action) on the Closing Date that is reasonably likely to increase the Tax liability of the Purchaser, the Company or the Company Subsidiaries without the prior written consent of Purchaser.

(ii)	The Company will promptly provide or make available to Purchaser copies of all Tax Returns, reports and information statements that are filed by the Company or any Company Subsidiary after the date of this Agreement and prior to the Closing Date.

(iii)	The parties hereto agree that the "next day rule" provided by Treasury Regulation Section 1.1502-76(b)(l)(ii)(B) will control the tax treatment of the cancellation of Eligible Options and all payments made pursuant to the Termination Agreement, and any Tax deduction attributable thereto is properly allocable to the portion of the Closing Date after the Closing, and will be accounted for in the taxable year of the Company ending after the Closing.

(iv)	Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless a final determination (which shall include the execution of a Form 870 AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Merger Consideration for United States Federal income Tax purposes.

8.02    Tax Indemnification and Related Matters.

(a)    Indemnification.    The Purchaser Indemnified Parties shall be indemnified and held harmless from, against and in respect of the full amount of any and all Losses incurred or suffered by the Purchaser

Indemnified Parties or any of them (x) if a notice of a Tax Claim has been given in accordance with this Agreement on or prior to March 31, 2007, jointly and severally by the Signing Shareholders, and (y) if a notice of a Tax Claim has been given in accordance with this Agreement after March 31, 2007 (but no later than September 30, 2009), severally by the Signing Shareholders up to the amount of each Signing Shareholder's Pro Rata Indemnification Share and solely with respect to the matters set forth in subsections (i), (ii) and (vi) below):

(i)	the Special Indemnity Losses;

(ii)	in respect of fifty percent (50%) of the Federal income Taxes (at a tax rate not to exceed 5.25% of the amount of the Purchaser HIA Dividends) payable by Purchaser in respect of the Purchaser HIA Dividends;

(iii)	in respect of Other Taxes of the Company or any Company Subsidiary in connection with any Pre-Closing Tax Period;

(iv)	in respect of any breach or inaccuracy of a representation or warranty set forth in Section 3.12 insofar as such Losses relates to any Other Taxes;

(v)	(as a result of Treasury Regulation Section 1.1502 6(a) or otherwise) relating to the Tax obligations of any Person (other than the Company or any Company Subsidiary) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Return, prior to the Closing Date; and

(vi)	in connection with the failure of any amount of the Change of Control Payments to be deductible to the Company or the Surviving Entity under Section 280G or 162(m) of the Code.

(b)    Limitations on Tax Indemnification.    No indemnification payment shall be made to the Purchaser Indemnified Parties with respect to clauses (i) and (ii) of Section 8.02(a), in excess of $60 Million in the aggregate (the "Limited Tax Indemnification Cap"); indemnification payments with respect to clauses (iii), (iv) and (v) of Section 8.02(a) shall be subject to both the Indemnification Threshold and Limited General Indemnification Cap set forth in Section 10.05; and indemnification payments with respect to clause (vi) of Section 8.02(a), shall be subject to the Limited General Indemnification Cap set forth in Section 10.05.

(c)    Payment of Claims.    Any indemnity payment to be made hereunder (other than pursuant to a claim under clause (ii) of Section 8.02(a)) shall be paid either in cash, or in cash and Purchaser Common Stock, in the manner and pursuant to the provisions of Section 10.06(b), and any indemnity payment to be made hereunder with respect to a claim under clause (ii) of Section 8.02(a) shall be paid solely in cash. Any such indemnification payments shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

(d)    Notification.    If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to the indemnified parties pursuant to this Section 8.02, the indemnified parties shall notify the indemnifying parties reasonably promptly of such claim (a "Tax Claim"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying parties have actually been prejudiced as a result of such failure.

(e)    Control of Proceedings.    The Surviving Entity and the Purchaser shall control all proceedings taken in connection with any Tax Claim relating to the Company, any Company Subsidiary or the Surviving Entity and may make all decisions in connection with such Tax Claim, provided, however, that the Shareholders' Representative and counsel of their own choosing shall have the right, solely at their own expense, to participate in the prosecution or defense of such Tax Claim, and provided further that the Company's current tax accountants shall continue to represent the Company or the Surviving Entity with respect to the Tax Audit, and any determinations with respect to the settlement or appeal of the Tax Audit shall be made in good faith by the Purchaser on the one hand and by the Company (if on or prior to Closing) or by the Shareholders' Representative (if post-Closing) on the other hand. Any unresolved disputes shall be handled in the manner set forth in Section 8.01(a)(ii) above; provided, however, following the Closing Date, the decision as to whether to appeal any Tax Claim shall be made by mutual agreement by the Purchaser and the Shareholders' Representative.

8.03    Coordination with Agreement.     In the event the provisions of this Article VIII conflict with any other provisions of this Agreement, this Article VIII shall exclusively govern all matters concerning Taxes.

ARTICLE IX
TERMINATION

9.01    Termination Events.     This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have and notwithstanding any requisite approval and adoption of this Agreement:

(a)	by written agreement, duly authorized by the Boards of Directors of Purchaser and the Company;

(b)	by Purchaser or the Company:

(i)	if the Effective Time shall not have occurred on or before August 1, 2005 (or such other date as may have been agreed upon in writing by Purchaser and the Company), other than as a result of the terminating party's breach or failure to perform in all material respects its obligations required to be performed by it at or prior to Closing; or

(ii)	if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action (which the Company and Purchaser shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and non-appealable; or

(iii)	if there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced or promulgated that is applicable to the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Merger of applicable waiting periods under the Antitrust Laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of Sections 6.04 and 7.04; or

(c)	by Purchaser:

(i)	if the Company or the Principal Shareholders shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants, agreements or other obligations contained in this Agreement or any of the Voting Agreements which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) is incapable of being cured, or, if curable, has not been cured by the Company or the Principal Shareholders within fifteen (15) calendar days after giving written notice to the Company and the Principal Shareholders of such breach or failure to perform;

(ii)	if any of the conditions set forth in Article VI shall have been rendered impossible to satisfy; provided, however, that termination by Purchaser under this subsection 9.01(c)(ii) may not be elected prior to August 1, 2005;

(d)	by the Company:

(i)	if Purchaser or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants, agreements or other obligations contained in this Agreement, which breach or failure to perform (A)

would give rise to the failure of a condition set forth in Article VII and (B) is incapable of being cured, or, if curable, has not been cured by Purchaser or Merger Sub within fifteen (15) calendar days after giving written notice to Purchaser of such breach or failure to perform; or

(ii)	if any of the conditions set forth in Article VII shall have been rendered impossible to satisfy; provided, however, that termination by Purchaser under this subsection 9.01(c)(ii) may not be elected prior to August 1, 2005.

9.02    Effect of Termination.    The rights of termination under Section 9.01 and indemnity related thereto pursuant to Article X are the exclusive rights and remedies of Purchaser, the Company or the Principal Shareholders upon termination of this Agreement prior to Closing. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.03, Article X and Article XII will survive; provided, however, (a) if this Agreement is terminated by Purchaser under Section 9.01(c)(i), the right of Purchaser and Merger Sub to pursue remedies (consistent with this Agreement) will survive such termination unimpaired; and (b) if this Agreement is terminated by the Company under Section 9.01(d)(i), the Company's and the Principal Shareholders' rights to pursue remedies (consistent with this Agreement) will survive such termination unimpaired.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.01    Survival.     ll representations and warranties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date until March 31, 2007; provided, that the representations and warranties contained in Section 3.12 with respect to the Special Indemnity Taxes shall survive the Closing Date through September 30, 2009, and the representations and warranties of the parties contained in Sections 3.02, 3.03(a), 3.04 and Article IIIA shall survive the Closing Date without limitation as to time. Except for the covenants and agreements set forth in Article VIII, which shall survive the Closing Date through and including September 30, 2009, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date without limitation as to time. If proper notice of an indemnification claim is given in accordance with this Agreement before expiration of the applicable representation, warranty or covenant, then notwithstanding the expiration thereof, any claim based on such representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of such claim.

10.02    Investigation.    The representations, warranties, covenants and agreements set forth in this Agreement and any Seller Ancillary Agreement or Purchaser Ancillary Agreement or any schedule or exhibit hereto or thereto shall be deemed to have been relied upon by the other party, shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants or agreements were made and shall not merge in the performance of any obligation by any party hereto.

10.03    Indemnification.

(a)    By the Company (prior to the Closing) and the Signing Shareholders.    Subject to the limitations set forth in this Article X, and excluding the matters as to which separate indemnification is provided under Section 8.02, each of Purchaser, Merger Sub and, after the Effective Time, the Surviving Entity and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") shall be indemnified and held harmless from, against and in respect of the full amount of any and all Losses incurred or suffered by the Purchaser Indemnified Parties or any of them, (w) after the Closing, jointly and severally by the Signing Shareholders with respect to Losses indemnified against in clauses (i) through (v), (ix) and (x) below; (x) prior to the Closing, solely by the Company with respect to Losses indemnified against in clauses (i) through (iv) below; (y) prior to and after the Closing, severally by each Signing Shareholder (provided, that any claims against Berkshire LLC, Berkshire IV or Berkshire V shall be the joint and several obligations of each of such parties; and claims against Kahn or the Kahn FLP shall be joint and several obligations of each such parties) with respect to Losses indemnified against in clause (vi) and (vii) below; and (z) after the Closing, jointly and severally by Kahn and the Kahn FLP, with respect to Losses indemnified against in clause (viii) below:

(i)	in respect of, arising from, in connection with, or incident to any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement or any Seller Ancillary Agreement other than the representations and warranties made by the Company in Section 3.12 or Article VIII hereof;

(ii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Company in this Agreement or any Seller Ancillary Agreement to the extent required to be performed by it prior to the Closing, unless waived in writing on or prior to the Closing;

(iii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Shareholders' Representative contained in this Agreement or any Seller Ancillary Agreement;

(iv)	in respect of, arising from, in connection with, or incident to any claim by a Shareholder or Option Holder that (a) challenges the validity, or effectiveness of the Merger, the Merger Agreement, any Seller Ancillary Document, the termination of the Option Plan or treatment of Company Options, the sufficiency of the Proxy Materials including that the Merger, the Merger Agreement or any Seller Ancillary Document has not been duly authorized and approved, (b) the Company Common Stock held by a Shareholder should not be, or is not required to be, exchanged for the Merger Consideration or the form of Merger Consideration delivered hereunder, and (c) any Shareholder or Option Holder has not been paid the amount and/or type of consideration required to be paid to such Shareholder or Option Holder under any Contract (including this Agreement), the Governing Documents of the Company or otherwise, except that there shall be no indemnification with respect to claims under this Section 10.03(a)(iv) except to the extent that Losses in respect of this Section 10.03(a)(iv) exceed the amount of Merger Consideration Price Per Share or Option Consideration Amount applicable to any such Shareholders, Option Holders or holders of Dissenting Shares, as the case may be, pursuant to this Agreement;

(v)	the payment of such amounts specified in Section 2.12(e)(ii) hereof;

(vi)	in respect of, arising from, in connection with, or incident to any breach of, or inaccuracy in, any representation or warranty made by such Signing Shareholder in Article IIIA hereof or in any Seller Ancillary Agreement;

(vii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of such Signing Shareholder in this Agreement or any Seller Ancillary Agreement;

(viii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations by Kahn under his Restrictive Covenant Agreement;

(ix)	in connection with the matters set forth in Schedule 10.03(ix);

(x)	in connection with the aggregate amount of severance payment obligations for those former and current employees set forth on Schedule 10.03(x) in excess of the amount indicated adjacent to their respective names thereon; and

(xi)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants agreements or obligations by the Company with respect to any (a) social liabilities or Environmental Claims of any of the Company Subsidiaries organized and operating in China and (b) all payments required to be made to unions or to any Governmental Authority of the People's Republic of China in lieu of a union in respect of employees of such company, but only to the extent such Losses exceed $750,000.

(b)    By Purchaser, Merger Sub and the Surviving Entity.    Subject to the limitations set forth in this Article X, the Company, the Signing Shareholders and their respective heirs, distributees, directors, officers, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") shall be indemnified and held harmless, jointly and severally, by Purchaser, Merger Sub and, after the Effective Time, the Surviving Entity from, against and in respect of the full amount of any and all Losses arising from, in connection with, or incident to:

(i)	any breach of, or inaccuracy in, any representation or warranty made by the Purchaser or the Merger Sub contained in this Agreement or any Purchaser Ancillary Agreement;

(ii)	any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of Purchaser, Merger Sub or, to the extent required to be performed or complied after the Closing, the Surviving Entity contained in this Agreement or any Purchaser Ancillary Agreement, unless waived in writing on or prior to Closing.

10.04    Notification of Claims.    (a) In the event of the occurrence of an event which a Purchaser Indemnified Party asserts constitutes a claim, the Purchaser Indemnified Party asserting such claim (such party hereinafter referred to as the "Indemnified Party") shall provide prompt notice of such event to the Shareholders' Representative, on behalf of the Shareholders and/or the Signing Shareholders, as applicable, and, if prior to Closing, to the Company (such party or parties hereinafter referred to as the "Indemnifying Party") and shall otherwise make available to the Indemnifying Party all relevant information which is material to the claim and which is in the possession of the Indemnified Party. An Indemnified Party's failure to give timely notice or to furnish the Indemnifying Party with any relevant data and documents in connection with any Third Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnifying Party. Notwithstanding the foregoing, the Purchaser Indemnified Parties shall have no obligation hereunder to give notice for any claims relating to any Losses arising from any matter described on any Schedule or Exhibit to this Agreement.

(b)    If such event involves the claim of any third party (a "Third Party Claim"), the Indemnifying Party may elect, at such party's sole expense (without prejudice to the right of the Indemnified Party to participate at its own expense through counsel of its own choosing), to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the Indemnified Party, if the Indemnifying Party gives written notice of its intention to do so no later than thirty (30) days following notice thereof by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice, and the Indemnifying Party shall be entitled to maintain such control for so long as it actively and diligently pursues continue such defense, settlement, adjustment or compromise; provided, however, that if the Indemnified Party shall have reasonably concluded that separate counsel is required because either (i) a conflict of interest would otherwise exist, (ii) the Third Party Claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party or (iii) the Third Party Claim and any claims that may be related thereto could reasonably be likely to exceed the amount of indemnification available to the Indemnified Party (either pursuant to the terms of this Article X or as a result of the Indemnifying Party(ies) available financial resources), the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnified Party and the Indemnifying Party and Indemnified Party shall use all reasonable efforts to cooperate in such defense. If the Indemnifying Party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third Party Claim for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such Indemnifying Party in connection with the handling of such claim, at the sole expense of the Indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the Indemnified Party, without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless and until the Indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same. No Indemnified Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim for which indemnification may be sought hereunder unless such settlement, compromise or consent also includes an express, unconditional release of the Indemnifying Party and their directors, officers, agents, shareholders, consultants, employees and controlling persons from all liabilities and obligations arising therefrom. No Indemnifying Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim for which indemnification may be sought hereunder without the prior written consent of each Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement, compromise or consent (i) is for money damages only, (ii) the Indemnifying Party assumes complete financial responsibility for such settlement, compromise or consent (and demonstrates to the Indemnified Party that it has available all required financial resources therefor), (iii) could not otherwise be likely to cause a Material Adverse Effect on the Indemnified Party and (iv) includes an express, unconditional release of the Indemnified Party and their directors, officers, agents, shareholders, consultants, employees and controlling persons from all liabilities and obligations arising therefrom.

10.05    Limitations on Indemnification.

(a)    Limitations on Indemnification by Seller Indemnified Parties.    If the Closing occurs, no indemnification payment shall be made to the Purchaser Indemnified Parties pursuant to clause (i) of Section 10.3(a) (other than with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 3.02, 3.03(a) or 3.04 of this Agreement), clause (ii) of Section 10.03(a) (solely with respect to breaches or violations of the covenants set forth in Article V, except the covenants set forth in Sections 5.01 and 5.03), clause (ix) of Section 10.03(a) and clauses (iii), (iv) and (v) of Section 8.02(a) until the amounts that the Purchaser Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $2,000,000 (the "Indemnification Threshold"), at which time the Purchaser Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder without giving effect to the Indemnification Threshold; provided, however, that no indemnification payment in respect of indemnification required to be made pursuant to clause (i) of Section 10.3(a) (other than with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 3.02, 3.03(a) or 3.04 of this Agreement), clause (ii) of Section 10.03(a) (solely with respect to breaches or violations of the covenants set forth in Article V, except the covenants set forth in Sections 5.01 and 5.03), clauses (ix), (x) and (xi) of Section 10.3(a) or clauses (iii), (iv), (v) and (vi) of Section 8.02(a) shall be required to be made to the Purchaser Indemnification Parties in excess of $30,000,000 in the aggregate (the "Limited General Indemnification Cap). In addition, after the Closing, no indemnification payment in respect of indemnification required to be made to the Purchaser Indemnified Parties pursuant to clauses (ii), (iii), (iv), (v) and (vi), of Section 10.3(a) shall be required to be made by any Signing Shareholder that is not also a Principal Shareholder in excess of the Merger Consideration paid or payable to such Signing Shareholder that is not also a Principal Shareholder under or pursuant to this Agreement and the Seller Ancillary Agreements. Furthermore, no indemnification payment in respect of indemnification required to be made to the Purchaser Indemnified Parties pursuant to Sections 8.02(a) and 10.3(a) shall be required to be made by any Non-AI Shareholder in an amount that is excess of the portion of such Non-AI's Merger Consideration paid or payable to the Paying Agent pursuant to Section 2.13 hereof.

(b)    Limitations on Indemnification by Purchaser Indemnified Parties.    If the Closing occurs, no indemnification payment shall be made to the Seller Indemnified Parties pursuant to clauses (i) and (ii) of Section 10.3(b) (other than with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 4.02 or 4.04 of this Agreement) until the amounts that the Seller Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least the Indemnification Threshold, at which time the Seller Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder without giving effect to the Indemnification Threshold; provided, however, that no indemnification payment in respect of indemnification required to be made pursuant to clause (i) of Section 10.3(b) (other than with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 4.02 or 4.04 of this Agreement) shall be required to be made to the Seller Indemnification Parties in excess of the Limited General Indemnification Cap.

(c)    Deductions from Indemnification Obligations.    For purposes of determining the extent of and limitations on indemnification under this Article X, the amount of any Losses that may be subject to indemnification hereunder will be determined net of (i) the sum of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses, provided that the amount of Losses shall be increased by the present value of all future increases in insurance premiums that are demonstrable as of the time of the Indemnified Party's recovery from the Indemnifying Party and that result directly from the making of such claim and (ii) except as expressly specified in this Agreement or the Company Disclosure Schedule, any actual refund of Taxes paid by the Indemnified Party or any actual reduction in the amount of any Tax liability which would otherwise be payable by the Indemnified Party, in each such case for any time period ending on or prior to December 31, 2009.

10.06    Payment of Claims.

(a)    Timing of Payment.    With regard to any and all claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five Business Days prior to the date that the judgment creditor has the right to execute the judgment, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party or (iii) a settlement of the claim. The earliest to occur of clauses (i), (ii) or (iii) above is referred to herein as a "Final Determination". Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(b)    Election for Source of Payment.    Notwithstanding anything herein to the contrary, if the Closing occurs, any indemnification obligations of the Signing Shareholders under Article VIII or X of this Agreement payable to Purchaser, the Company or the Surviving Entity may, at the election of the Shareholders' Representative or the Signing Shareholder, as the case may be, be paid by reconveying to Purchaser an amount of shares of Stock Consideration delivered to the Signing Shareholders or the Paying Agent as Merger Consideration up to an amount equal to that portion of such Signing Shareholders indemnification obligation multiplied by a fraction (i) the numerator of which is the Stock Consideration Per Share Value multiplied by the number of shares of Purchaser Common Stock received as Merger Consideration by such Signing Shareholder (or the Paying Agent on behalf of such Signing Shareholder) and (ii) the denominator of which is the aggregate amount of Merger Consideration received by such Signing Shareholder (or the Paying Agent on behalf of such Signing Shareholder). The parties agree that the only shares of Purchaser Common Stock that may be reconveyed to Purchaser in satisfaction of any indemnification obligations hereunder by a Signing Shareholder are the shares of Purchaser Common Stock delivered to such Signing Shareholder (or the Paying Agent on behalf of such Signing Shareholder) as Stock Consideration hereunder and only with respect to such shares that have not been subsequently transferred to a third party by such Signing Shareholder (or the Paying Agent on behalf of such Signing Shareholder). Any shares of Stock Consideration reconveyed to Purchaser in consideration of indemnification obligations pursuant to this Section 10.6(b) shall be valued at the Stock Consideration Per Share Value.

10.07    No Circular Recovery.     Each Signing Shareholder hereby agrees that, after the Closing, such Signing Shareholder will not make any claim for indemnification against Purchaser, Merger Sub, the Surviving Entity or any Company Subsidiary by reason of the fact that such Signing Shareholder was a controlling person, director, officer, employee or representative of the Company or a Company Subsidiary or was serving as such for another Person at the request of Purchaser, Merger Sub, the Surviving Entity, the Company or a Company Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Governing Document, contractual obligation or otherwise) with respect to any claim brought by a Purchaser Indemnified Party against any Signing Shareholder pursuant to this Article X. With respect to any claim brought by a Purchaser Indemnified Party against any Signing Shareholder relating to this Agreement or any Seller Ancillary Agreement, each Signing Shareholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Merger Sub, the Company, the Surviving Entity or any Company Subsidiary with respect to any amounts owed by such Signing Shareholder pursuant to this Article X.

10.08    Exclusive Remedy.    The parties hereto hereby acknowledge and agree that the indemnification provisions in Article VIII and Article X shall be the sole and exclusive rights and remedies of the parties with respect to the transactions contemplated by this Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement, or (b) any failure to duly perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to limit any rights or remedies in the event of fraud of a party; and provided, further, that nothing set forth herein shall be deemed to limit the right of Purchaser and Merger Sub to seek equitable relief. Without limiting the generality of the preceding sentence, and except with respect to a claim for fraud, no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto, or any of their respective officers, directors, employees, stockholders, representatives, agents, successors or assigns, against any other party hereto with respect to any matter that is the subject of this Section 10.08.

ARTICLE XI
ADDITIONAL AGREEMENTS

11.01    Company Shareholder Approval.    (a) Subject to Section 11.01(b), no later fifteen (15) days following the date of this Agreement, the Company will call a special meeting of its shareholders (the "Shareholders' Meeting") and cause to be mailed to its shareholders a proxy statement (the "Proxy Statement"), this Agreement, any required notification of appraisal rights under the MBCA or other applicable Law and all other related documents (collectively, the "Proxy Materials") and use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby (including the exhibits hereto) and in the Seller Contribution and Indemnity Agreement and take all other action reasonably necessary or advisable to secure, at the Shareholders' Meeting, the Company Shareholder Approval. Purchaser and Merger Sub shall furnish to the Company all information concerning themselves as may be reasonably requested by the Company in connection with the preparation and distribution of the Proxy Statement. Notwithstanding anything contained herein to the contrary, the Company shall provide Purchaser with the Proxy Materials no less than two (2) Business Days prior to mailing to the Company's shareholders and Purchaser shall have the right to provide comments to the Company which the Company shall, in good faith, consider including in the Proxy Materials.

(b)    The Company, acting through the Company's board of directors, shall in accordance with applicable Laws and the Company's bylaws (i) duly call, give notice of, convene and hold, no later than July 15, 2005, the Shareholders' Meeting and (ii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and the Merger and the transactions contemplated herein, and take all other action necessary or advisable to secure, at the Shareholders' Meeting, the Company Shareholder Approval, and the Company's board of directors shall unanimously recommend adoption of this Agreement, the Merger and the transactions contemplated herein by the Company's shareholders (the "Company Recommendation").

11.02    Waiver of Appraisal Rights.    Each Signing Shareholder hereby waives, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to the MBCA or otherwise in connection with the Merger with respect to any and all shares of Company Common Stock held of record or beneficially owned by such Signing Shareholder.

11.03    Voting Agreements.    Upon the execution of this Agreement by the Company, each Principal Shareholder shall deliver Voting Agreements dated the date hereof to Purchaser and Merger Sub.

11.04    Termination of Certain Agreements.    The Company and each of the Signing Shareholders, hereby agree that, effective upon Closing, and without further action by such parties, each of the Stockholders' Agreement, the Employee Stockholders' Agreement, the Company Management Agreement, the Employee Stock Purchase Arrangements, the Co-Sale Agreement, the Warrant Agreement and the Company Registration Rights Agreement shall be terminated in accordance with their respective terms and shall be of no further force and effect.

11.05    Exercise of Take-Along Rights.    Effective simultaneously with the execution of this Agreement, the Principal Shareholders have exercised the Take-Along Rights pursuant to Section 2.3 of the Stockholders Agreement and promptly after the date hereof shall give a timely Sales Request (as defined in the Stockholders' Agreement) to each Shareholder who is a party to the Stockholders' Agreement requiring each such Shareholder, (i) to deliver all of his, her or its shares of Company Common Stock to the Exchange Agent at the Closing, free and clear of all Liens, (ii) to vote all his, her or its shares of Company Common Stock in favor of the Merger at the Shareholders' Meeting and (iii) to become an AI Shareholder (provided that such Shareholder can meet the requirements of an "accredited investor" under Regulation D promulgated under the Securities Act), by completion and/or delivery at least two business days prior to Closing of all items referred to in the definition of AI Shareholder.

11.06    Release by Principal Shareholders.    In consideration of the Merger Consideration payable to the Principal Shareholders, effective as of the Closing Date, each Principal Shareholder does hereby release, acquit and forever discharge each of the Company and each Company Subsidiary and their respective officers, directors, shareholders, partners, members, advisors, agents and employees (collectively, the "Company Released Parties") from any and all claims, counterclaims demands, debts, dues, sums of money, bonds, bills, specialties, actions, causes of action, suits, Contracts, covenants, controversies, agreements, obligations, reckonings, promises, variances, accounts, defenses offsets, deductions, trespasses, damages, judgments, extents, executions and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, including such claims and defenses as fraud, mistake, duress and usury, that such Principal Shareholder ever had or now has against any of the Company Released Parties, jointly or severally, for, upon or by reason of any matter, cause or thing whatsoever occurring from the beginning of the world to the date hereof including: (a) the offer and/or sale of any and all capital stock of the Company or any Company Subsidiary; (b) the offer and/or sale of any other securities of the Company or any Company Subsidiary; (c) any and all claims arising under common law, whether in contract or in tort under the Laws of any state; and (d) any other claim, action, cause of action or suit, inquiry or proceeding founded in tort (including negligence), Contract, public policy, estoppel, specific performance, violation of the covenant of good faith and fair dealing, misrepresentation, defamation, libel, slander, invasion of privacy, fraud, interference with prospective economic advantage, interference with contractual relations, or any other common law or equitable basis of action; provided, however, that excluded from the scope of this release are (i) any and all obligations of the Company, Purchaser, Merger Sub, the Shareholders' Representative and each other Signing Shareholder arising from or in connection with this Agreement, the Purchaser Ancillary Agreements, the Seller Ancillary Agreements and each other agreement, instrument or certificate contemplated to be delivered pursuant to the terms of this Agreement, any Purchaser Ancillary Agreement or any Seller Ancillary Agreement, and (ii) any claims by a Principal Shareholder for matters relating to such Principal Shareholder's unpaid compensation or benefits, reimbursement of business expenses, or severance obligations to the extent such amounts are set forth on Schedule 10.03(x).

11.07    Delivery of Company Common Stock Certificates.    Each of the Principal Shareholders shall deliver each of their respective Company Common Stock Certificates to the Company (for delivery to the Exchange Agent) at Closing.

11.08    Notices to Interested Parties.    Prior to the Closing, the Company shall give notice of the proposed Merger to each registered holder of Company Common Stock in accordance with the MBCA. The Company shall provide notice of the proposed Merger to each holder of Plan Options pursuant to the terms of the Option Plan.

11.09    Authorization of Shareholders' Representative.    (a) Upon adoption of this Agreement by the board of directors of the Company and receipt of the Company Shareholder Approval, the Shareholders' Representative is hereby appointed, authorized and empowered to act for the benefit of the Signing Shareholders and all other Shareholders in connection with and to facilitate the consummation of the transactions contemplated hereby, as the exclusive agent and attorney-in-fact to act on behalf of each Signing Shareholder and any and all other Shareholders with respect to this Agreement prior to the Closing, and as the non-exclusive agent for such parties after the Closing, for the purposes and with the powers and authority hereinafter set forth in this Section 11.08, which shall include the power and authority:

(i)	to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Shareholders' Representative, in its sole discretion, may deem necessary or desirable;

(ii)	as Shareholders' Representative, to enforce and protect the rights and interests of the Shareholders (including the Shareholders' Representative, in its capacity as a Shareholder) and to enforce and protect the rights and interests of the Shareholders' Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein and to take any and all actions which the Shareholders' Representative believes is necessary or appropriate under this Agreement for and on behalf of the Signing Shareholders, including, without limitation, defending all claims for indemnification made by Purchaser, consenting to, compromising or settling all indemnification claims of Purchaser, conducting negotiations with Purchaser and its representatives regarding such claims, and engaging counsel, accountants or other representatives in connection with the foregoing matters, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Surviving Entity or any Person, or by any federal, state or local Governmental Authority against the Shareholders' Representative and/or any of the Shareholders, and receive process on behalf of any or all Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders' Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders' Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders' Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iii)	to refrain from enforcing any right of the Shareholders or any of them and/or the Shareholders' Representative arising out of or under or in any manner relating to this Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Shareholders' Representative, shall be deemed a waiver of any such right or interest by the Shareholders' Representative or by the Shareholders unless such waiver is in writing signed by the waiving party or by the Stockholders' Representative; and

(iv)	to make, execute, acknowledge and deliver all such other agreement, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders' Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)    The Shareholders' Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment from the consideration payable to the Shareholders of all its expenses incurred as the Shareholders' Representative. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders' Representative hereunder (A) the Shareholders' Representative shall incur no responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act taken which represents gross negligence or willful misconduct, and (B) the Shareholders' Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders' Representative pursuant to such advice shall in no event subject the Shareholders' Representative to liability to any Shareholder. Each Shareholder shall indemnify the Shareholders' Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any Litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders' Representative hereunder or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Shareholders' Representative may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Shareholders' Representative hereunder for his or her gross negligence or willful misconduct. In the event of any claim for indemnification hereunder, upon written notice from the Shareholders' Representative to the Signing Shareholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Signing Shareholder shall promptly deliver to the Shareholders' Representative full payment of his or her ratable share of the amount of such deficiency.

(c)    All of the indemnities, immunities and powers granted to the Shareholders' Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(d)    Notwithstanding anything herein to the contrary, each Shareholder hereby acknowledges that none of Purchaser, Merger Sub, nor the Company shall have any responsibility or obligation whatsoever to any Shareholder or to any other party with respect to or arising out of any actions taken or any inaction by the Shareholders' Representative and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Shareholders' Representative, howsoever arising, or release the Shareholders' Representative from any liabilities with respect to, Purchaser, Merger Sub and/or the Company. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder; and (ii) shall survive the delivery of an assignment by a Shareholder or any of the whole or any fraction of his or her interest hereunder.

(e)    Purchaser shall be entitled to rely in good faith upon any certification, notice, direction, request, waiver or consent given to Purchaser by the Shareholders' Representative (or its designated representatives).

(f)    In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders' Representative hereunder, the Shareholders' Representative (in its capacity as Shareholders' Representative) shall incur no responsibility whatsoever to Purchaser, Merger Sub, the Surviving Entity or any Purchaser Indemnified Parties by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document for any Loss or otherwise. The Signing Shareholders hereby assume full liability for any breach of this Agreement by the Shareholders' Representative (in its capacity as Shareholders' Representative).

(g)    The Shareholders' Representative (in its capacity as Shareholders' Representative) shall not have any liability whatsoever to Purchaser, Merger Sub, the Surviving Entity, the Company, the Signing Shareholders or any Purchaser Indemnified Parties for indemnification or otherwise pursuant to this Agreement, or any agreement entered into or certificate delivered in connection with the Closing or the transactions contemplated by this Agreement.

(h)    The Shareholders' Representative may resign as such upon thirty days following the giving of prior written notice to the Purchaser and the Signing Shareholders. Upon such resignation the Shareholders' Representative shall be fully released and relieved of all duties and responsibilities under this Agreement. In the event of such resignation, a majority interest of the Signing Shareholders shall appoint a successor representative as the successor Shareholders' Representative, which shall be subject to the duties and obligations and shall have the rights and interests of the Shareholders' Representative for all purposes hereunder.

ARTICLE XII
MISCELLANEOUS

12.01    Expenses.    Except as expressly otherwise provided herein (such as provided in the definition of Expenses), each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

12.02    Successors.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.03    Further Assurances.    Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

12.04    Waiver.    Any provision of this Agreement may be waived at any time in writing by the party which is entitled to the benefits thereof.

12.05    Entire Agreement.    This Agreement (together with the certificates, agreements, exhibits, schedules, instruments and other documents referred to herein), the Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

12.06    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES; PROVIDED, THAT THE MERGER SHALL BE GOVERNED BY THE MBCA AND THE DLLCA.

12.07    Consent to Jurisdiction.    EACH PARTY TO THIS AGREEMENT, BY ITS EXECUTION HEREOF, (I) HEREBY IRREVOCABLY SUBMITS, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO SUBMIT, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR IF JURISDICTION THERETO IS NOT PERMITTED BY LAW, THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY) FOR THE PURPOSE OF ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, (II) HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, AND AGREES NOT TO ALLOW ANY OF ITS SUBSIDIARIES TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH PROCEEDING BROUGHT IN ONE OF THE ABOVE-NAMED COURTS IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT AND (III) HEREBY AGREES NOT TO COMMENCE OR TO PERMIT ANY OF ITS SUBSIDIARIES TO COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OTHER THAN BEFORE ONE OF THE ABOVE-NAMED COURTS NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURT WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH PARTY HEREBY

CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY NEW YORK LAW, AND AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 12.11 IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE.

12.08    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES AGREE AND ACKNOWLEDGE THAT IT HAS BEEN INFORMED THAT THIS SECTION 12.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.09    Assignment.    None of the parties may assign this Agreement to any other Person without the prior written consent of the other parties hereto.

12.10    Specific Performance.    Each of Purchaser, the Company and the Principal Shareholders acknowledge and agree that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement which govern the conduct of the parties after the Closing are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Purchaser, the Company and the Principal Shareholders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement which govern the conduct of the parties after the Closing and to enforce specifically this Agreement and said terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over such parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

12.11    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (receipt confirmed), (c) on the fifth Business Day following mailing by registered or certified mail (return receipt requested), or (d) on the next Business Day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

If to Purchaser or Merger Sub:

Jarden Corporation
555 Theodore Fremd Avenue, Suite B 302
Rye, New York 10580
Attn.:  Ian G.H. Ashken
Fax:  (914) 967-9406

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Attn.:  Robert L. Lawrence, Esq.
  Mitchell D. Hollander, Esq.
Fax:  (212) 245-3009

If to the Company:

The Holmes Group, Inc.
One Holmes Way
Milford, Massachusetts 01757
Attn.:  Jordan A. Kahn, Chairman and Chief Executive Officer
Fax:  (508) 634-7942

with a copy to:

The Holmes Group, Inc.
One Holmes Way
Building A
Milford, Massachusetts 01757
Attn.:  Paul A. Izzo, Esq. General Counsel
Fax:  (508) 634-8771

with a copy to:

Berkshire Partners LLC
One Boston Place
Boston, MA 02108
Attn.:  Richard K. Lubin, Managing Director
Fax:  (617) 227-6105

If to a Signing Shareholder, to the address set forth below his, her or its name on the Joinder Signature Page.

If to the Shareholders' Representative:

Berkshire Partners LLC, Shareholders' Representative
One Boston Place
Boston, MA 02108
Attn.:  Richard K. Lubin, Managing Director
Fax:  (617) 227-6105

and if to the Company, a Signing Shareholder or the Shareholders' Representative:

with a copy to:

Posternak Blankstein & Lund LLP
800 Boylston Street
Boston, MA 02199
Attn.:  Donald H. Siegel P.C.
Fax:  (617) 367-2315

12.12    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13    Counterparts.    This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, including by facsimile, it being understood that both parties need not sign the same counterpart.

12.14    Exhibits and Schedules.    The exhibits and schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

12.15    Severability.    The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement which shall remain in full force and effect.

12.16    No Third Party Beneficiaries.    Except as set forth in Sections 5.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), there are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns, and including, with respect to the Shareholders, the Shareholders' Representatives) any right to insist upon or to enforce the performance of any of the obligations contained herein.

12.17    Time of the Essence.    Time is of the essence with respect to the obligations of the parties hereunder.

12.18    Limitation of Remedies.    Unless and until the Closing occurs, Purchaser and Merger Sub's sole remedy with respect to or in connection with any breach of this Agreement or in connection with the transactions contemplated hereby and any instrument, agreement or document relating hereto or thereto shall be against the Company and in no event or circumstance against the Principal Shareholders or the Signing Shareholders.

12.19    Negotiation of Agreement.    Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the other documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

12.20    Amendment.    To the extent permitted by applicable Law, this Agreement may be amended, or any condition set forth herein can be waived in writing, by action taken by or on behalf of the respective Boards of Directors of the Company, Purchaser, and Merger Sub, the Shareholders' Representative and holders of the Company Common Stock representing 66-2/3 % of the issued and outstanding shares of Company Common Stock at any time; provided, that following the Company Shareholder Approval, no amendment shall be made or waiver effected which under the MBCA would require the further approval of the shareholders of the Company without obtaining such approval.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER: JARDEN CORPORATION			COMPANY: THE HOLMES GROUP, INC.
By:	/s/ Martin E. Franklin		By:	/s/ Jordan A. Kahn
	Name:	Martin E. Franklin		Name:	Jordan A. Kahn
	Title:	Chairman and Chief Executive Officer		Title:	Chairman and Chief Executive Officer

MERGER SUB: JCS/THG, LLC			SHAREHOLDERS' REPRESENTATIVE BERKSHIRE PARTNERS LLC
By:	/s/ Ian G.H. Ashken		By:	/s/ Richard K. Lubin
	Name:	Ian G.H. Ashken		Name:	Richard K. Lubin
	Title:	Secretary and Treasurer		Title:	Managing Director

PRINCIPAL SHAREHOLDERS:
BERKSHIRE INVESTORS LLC
/s/ Jordan A. Kahn			By:	/s/ Richard K. Lubin
Name: Jordan A. Kahn				Name:	Richard K. Lubin
				Title:	Managing Director

THE JORDAN A. KAHN FAMILY LIMITED PARTNERSHIP			BERKSHIRE PARTNERS IV, LIMITED PARTNERSHIP
			By:	Fourth Berkshire Associates LLC, General Partner
By:	/s/Jordan A. Kahn		By:	/s/ Richard K. Lubin
	Name:	Jordan A. Kahn		Name:	Richard K. Lubin
	Title:	General Partner		Title:	Managing Member
BERKSHIRE PARTNERS V, LIMITED PARTNERSHIP
			By:	Fifth Berkshire Associates LLC, General Partner
			By:	/s/ Richard K. Lubin
				Name:	Richard K. Lubin
				Title:	Managing Member